EXHIBIT 10.3

$25,708,119

CREDIT AGREEMENT

Dated as of May 1, 2007

Among

GSC INVESTMENT FUNDING II LLC

as the Borrower

GSC INVESTMENT CORP.

as the Performance Guarantor

GSCP (NJ), L.P.

as the Servicer

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Committed Lenders

THE COMMERCIAL PAPER LENDERS FROM TIME TO TIME PARTY HERETO

as CP Lenders

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Managing Agents

DEUTSCHE BANK AG, NEW YORK BRANCH
as the Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION
as Trustee and Backup Servicer

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ii

EXHIBITS

EXHIBIT A	Form of Periodic Report
EXHIBIT B	Form of Note
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Reserved
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Servicer’s Certificate
EXHIBIT G	Form of Trust Receipt and Initial Certification
EXHIBIT H	Form of Trust Receipt and Monthly Certification
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Request for Release of Collateral Debt Obligation File and Receipt
EXHIBIT K	Reserved
EXHIBIT L	Form of Account Control Agreement
EXHIBIT M	Credit Report and Transaction Summary

SCHEDULES

SCHEDULE I	Schedule of Documents
SCHEDULE II	List of Collection Account and Securities Accounts
SCHEDULE III	Schedule of Collateral Debt Obligation
SCHEDULE IV	Reserved
SCHEDULE V	Location of Collateral Debt Obligation Files

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THIS CREDIT AGREEMENT is made as of May 1, 2007, among:

(1) GSC INVESTMENT FUNDING II LLC, a Delaware limited liability company, as borrower (the “Borrower”);

(2) GSC INVESTMENT CORP., a Maryland corporation, as Performance Guarantor (the “Performance Guarantor”);

(3) GSCP (NJ), L.P., a Delaware limited partnership, as Servicer (the “Servicer”);

(4) Each financial institution from time to time party hereto as a “Committed Lender” and their respective successors and assigns (collectively, the “Committed Lenders”);

(5) Each commercial paper issuer from time to time party hereto as a “CP Lender” and their respective successors and assigns (collectively, the “CP Lenders”);

(6) Each financial institution from time to time party hereto as a “Managing Agent” and their respective successors and assigns (collectively, the “Managing Agents”);

(7) DEUTSCHE BANK AG, NEW YORK BRANCH, as “Administrative Agent” and its respective successors and assigns (the “Administrative Agent”); and

(8) U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), not in its individual capacity, but solely as the trustee (together with its successors and assigns in such capacity, the “Trustee”) and as backup servicer (the “Backup Servicer”).

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b) As used in this Agreement and its exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1940 Act” is defined in Section 4.1(x).

“Account Control Agreement” means the Securities Account Control Agreement, dated as of May 1, 2007, by and among U.S. Bank National Association as Trustee and Securities Intermediary, the Borrower, the Servicer and the Administrative Agent, substantially in the form of Exhibit L.

“Additional Amount” is defined in Section 2.12.

“Adjusted Collateral Balance” means on any day, the sum of (i) the Aggregate Outstanding Principal Balance and (ii) the amount of cash and cash equivalents held in the Collection Account.

“Adjusted Eurodollar Rate” means for any Settlement Period, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBO Rate for such Settlement Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Settlement Period.

“Administrative Agent” is defined in the preamble hereto.

“Adverse Claim” means a lien, security interest, pledge, charge, encumbrance or other right or claim of any Person.

“Affected Committed Lender” is defined in Section 11.1(c).

“Affected Party” is defined in Section 2.11(a).

“Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Agent’s Account” means Account number 1300221710 at Deutsche Bank AG, New York Branch.

“Aggregate Outstanding Principal Balance” means, on any day, the sum of (i) the Outstanding Principal Balances of all Collateral Debt Obligations (except Defaulted Obligations) included as part of the Collateral on such date and (ii) the Moody’s Collateral Value of all Defaulted Obligations on such date.

“Agreement” or “Credit Agreement” means this Credit Agreement, dated as of May 1, 2007, as hereafter amended, modified, supplemented or restated from time to time.

“Alternative Rate” means an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs; and, provided, further, that the Alternative Rate for the first two (2) Business Days following any Loan funded by a Committed Lender shall be the Base Rate unless such Committed Lender has received at least two (2) Business Days’ prior notice of such funding.

“Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z, Regulation W, Regulation U and Regulation B of the Federal Reserve

Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” is defined in the Fee Letter.

“Assigned Moody’s Rating” means, with respect to any Collateral Debt Obligation as of any date of determination, the monitored publicly available rating expressly assigned to such Collateral Debt Obligation by Moody’s or S&P that addresses the full amount of the principal and interest payable on such Collateral Debt Obligation; provided, however, (i) that any such rating, if assigned by S&P, shall be converted to the equivalent Moody’s rating and (ii) that if a Collateral Debt Obligation is rated by both Moody’s and S&P, the Assigned Moody’s Rating shall be the lower of the two assigned ratings.

“Assignment and Acceptance” is defined in Section 11.1(b).

“Assignment of Mortgage” means as to each Collateral Debt Obligation secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Collateral Debt Obligation and to the Borrower, each such Assignment of Mortgage to be substantially in the form of Exhibit I hereto.

“Available Collections” is defined in Section 2.7(a).

“Backup Servicer” means U.S. Bank National Association, in its capacity as Backup Servicer hereunder, together with its successors and assigns.

“Backup Servicer and Trustee Fee Letter” means the Backup Servicer and Trustee Fee Letter, dated as of the date hereof among the Borrower, the Trustee, the Administrative Agent and the Backup Servicer, as the same may from time to time be amended, waived or modified.

“Backup Servicer Expenses” means the out-of-pocket expenses to be paid to the Backup Servicer under the Backup Servicer and Trustee Fee Letter.

“Backup Servicer Fee” means the fee to be paid to the Backup Servicer as set forth in the Backup Servicer and Trustee Fee Letter.

“Bankruptcy Code” means The United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.), as amended from time to time.

“Base Rate” means on any date, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means GSC Investment Funding II LLC, a Delaware limited liability company, or any permitted successor thereto.

“Breakage Costs” is defined in Section 2.10.

“Business Day” means any day of the year other than a Saturday or a Sunday on which (a) (i) banks are not required or authorized to be closed in New York, New York, New Jersey and North Carolina or (ii) which is not a day on which the Bond Market Association recommends a closed day for the U.S. Bond Market, and (b) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, means the foregoing only if such day is also a day of year on which dealings in United States dollar deposits are carried on in the London interbank market.

“Change-in-Control” means with respect to any entity, the date on which (i) any Person or “group” acquires any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under, the Securities Exchange Act of 1934, as amended), either directly or indirectly, of membership interests or other equity interests or any interest convertible into any such interest in such entity having more than 50% of the voting power for the election of managers of such entity, if any, under ordinary circumstances, or (ii) (with regard to the Borrower, except in connection with any permitted Liquidation) such entity sells, transfers, conveys, assigns or otherwise disposes of all or substantially all of the assets of such entity.

“Closing Date” means May 1, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all right, title and interest of the Borrower in, to and under the securities, loans, investment property, general intangibles, financial assets and other personal property of the Borrower, whether now owned or hereafter acquired or arising, and wherever located, including, without limitation the following:

(i) the Collateral Debt Obligations, and all monies due or to become due in payment of such Collateral Debt Obligations on and after the related Purchase Date;

(ii) any Related Property securing the Collateral Debt Obligations including all Proceeds from any sale or other disposition of such Related Property;

(iii) the Collateral Debt Obligation Documents relating to the Collateral Debt Obligations;

(iv) the Collection Account and the Reserve Account, all funds held in such accounts, and all certificates and instruments, if any, from time to time representing or evidencing such accounts or such funds;

(v) all Collections and all other payments made or to be made in the future with respect to the Collateral Debt Obligations, including such payments under any guarantee or similar credit enhancement with respect to such Collateral Debt Obligations;

(vi) all Hedge Collateral;

(vii) all right, title and interest (but none of the obligations) in, to and under the Purchase Agreement; and

(viii) all income and Proceeds of the foregoing.

In no event shall Collateral include Supplemental Interests.

“Collateral Debt Obligation” means on any date of determination, a security or loan which satisfies each of the following requirements:

(i) such security or loan is denominated in Dollars;

(ii) such security or loan is not an equity security;

(iii) such security or loan has not been amended to (A) reduce the amount (other than by reason of the repayment thereof) or extend the time for payment of principal or (B) reduce the rate or extend the time of payment of interest (or any component thereof), in each case (x) unless done in accordance with the Servicing Standards or (y) otherwise with the consent of the Required Committed Lenders;

(iv) such security or loan will not cause the Borrower to be deemed to own 5.0% or more of the voting securities of any publicly registered issuer or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of the voting securities of any publicly registered issuer, as determined by the Servicer;

(v) the Obligor with respect to such security or loan is an Eligible Obligor;

(vi) the repayment of such security or loan is not subject to non-credit related risks;

(vii) such security or loan does not contain a confidentiality provision that restricts the ability of the Trustee, on behalf of the Secured Parties, to exercise its rights under the Transaction Documents, including, without limitation, its rights to review the Collateral Debt Obligation and related Collateral Debt Obligation File; provided, however, that a provision which requires the Trustee or other prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(viii) such security or loan has an original term to maturity of no more than 120 months;

(ix) such security or loan is not a Revolver;

(x) such security or loan is not a Real Estate Obligation;

(xi) the proceeds of such security or loan are not used to finance construction projects or activities;

(xii) with respect to which the Trustee has received, or will receive, within five (5) Business Days of the date on which the Borrower acquires an interest in such security or loan, the related Collateral Debt Obligation File;

(xiii) the Obligor of such security or loan has executed all appropriate documentation required by the Originator or the Borrower, as applicable;

(xiv) such security or loan is (i) a “general intangible”, an “instrument”, an “account”, or “chattel paper” within the meaning of the Article 9 of the UCC or (ii) a “financial asset”, “security” or “security entitlement” within the meaning of Article 8 of the UCC, in each case, in all jurisdictions that govern the perfection of the security interest granted therein;

(xv) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such security or loan have been duly obtained, effected or given and are in full force and effect;

(xvi) such security or loan, together with the Collateral Debt Obligation Documents related thereto, does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(xvii) such security or loan, together with the related Collateral Debt Obligation Documents, is fully assignable, subject to receipt of any necessary consents (and if such security or loan is secured by an interest in real property, an Assignment of Mortgage executed in blank has been delivered to the Trustee);

(xviii) the Borrower’s interest in such security or loan and all Related Property is owned by the Borrower free and clear of any Liens except for Permitted Liens, and all filings and other actions required to perfect the security interest of the Trustee on behalf of the Secured Parties in such security or loan have been made or taken;

(xix) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such security or loan;

(xx) the financing of such security or loan by the Lenders does not contravene in any material respect Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting thereunder which it would not otherwise have cause to make;

(xxi) such security or loan will not cause the Borrower or the Originator to be deemed an Insider or an Affiliate of the related Obligor;

(xxii) no claim has been asserted or proceeding commenced in respect of such security or loan challenging the enforceability or validity of any of the related Collateral Debt Obligation Documents;

(xxiii) such security or loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor; and

(xxiv) such security or loan is not a PIK Obligation.

“Collateral Debt Obligation Checklist” means, with respect to any Collateral Debt Obligation, the index prepared by the Servicer identifying the type of Collateral Debt Obligation (including whether such Collateral Debt Obligation is a Noteless Collateral Debt Obligation) and each of the Collateral Debt Obligation Documents related thereto which are included in the related Collateral Debt Obligation File.

“Collateral Debt Obligation Documents” means with respect to any Collateral Debt Obligation, the related documentation that has been delivered or should, consistent with the Servicing Standards, have been delivered to the Borrower or Servicer, including, without limitation, any related instrument, promissory note, loan agreement, security agreement, mortgage, assignment of Collateral Debt Obligations, all guarantees, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Debt Obligation and related instrument, including, without limitation, general or limited guaranties and, for each Collateral Debt Obligation secured by real property, an Assignment of Mortgage.

“Collateral Debt Obligation File” means with respect to any Collateral Debt Obligation, each of the Collateral Debt Obligation Documents related thereto.

“Collection Account” is defined in Section 5.3(a).

“Collection Date” means the date following the Maturity Date on which all Loans Outstanding have been reduced to zero, the Lenders have received all accrued Interest, fees, and all other amounts owing to them under this Agreement and the Hedging Agreement, the Hedge Counterparties have received all amounts due and owing hereunder and under the Hedge Transactions, and each of the Backup Servicer, the Trustee, the Administrative Agent and the Managing Agents have each received all amounts due to them in connection with the Transaction Documents.

“Collections” means (a) all cash collections or other cash proceeds of a Collateral Debt Obligation received by or on behalf of the Borrower by the Servicer or Originator from or on behalf of any Obligor in payment of any amounts owed in respect of such Collateral Debt Obligation, including, without limitation, fees, interest, Principal Collections, Deemed Collections, Insurance Proceeds, all Recoveries and any payments made by the Performance Guarantor pursuant to Section 12.14, (b) all amounts or Proceeds received by the Administrative Agent in connection with a Liquidation pursuant to Section 2.14, (c) all payments received pursuant to any Hedging Agreement or Hedge Transaction, and (d) interest earnings in the Collection Account.

“Commercial Paper Notes” means on any day, any short-term promissory notes issued by any CP Lender with respect to financing any Loan hereunder that are allocated, in whole or in part, by such CP Lender to fund or maintain the Loans Outstanding.

“Commitment” means (a) for each Committed Lender, the commitment of such Committed Lender to fund any Loan to the Borrower in an amount not to exceed the amount set forth opposite such Committed Lender’s name on the signature pages of this Agreement, as such amount may be modified in accordance with the terms hereof and (b) with respect to any Person who becomes a Committed Lender pursuant to an Assignment and Acceptance, the commitment of such Person to fund any Loan to the Borrower in an amount not to exceed the amount set forth in such Assignment and Acceptance, as such amount may be modified in accordance with the terms hereof.

“Committed Lenders” is defined in the preamble hereto.

“Contractual Obligation” means with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“CP Lenders” is defined in the preamble hereto.

“CP Rate” means for any Settlement Period for any Loans made by a CP Lender, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such CP Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short-term promissory notes issued by such CP Lender maturing on dates other than those certain dates on which such CP Lender is to receive funds) in respect of the Commercial Paper Notes issued by such CP Lender during such period, as determined by such CP Lender and reported to the Borrower and the Servicer, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by such CP Lender, provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, such CP Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“DB” means Deutsche Bank AG, New York Branch, in its individual capacity, and its successors or assigns.

“Deemed Collections” means on any day, the aggregate of all amounts Borrower shall have been deemed to have received as a Collection of a Collateral Debt Obligation. Borrower shall be deemed to have received a Collection in an amount equal to the unpaid balance (including any accrued interest thereon) of a Collateral Debt Obligation if at any time the Outstanding Principal Balance of any such Collateral Debt Obligation is either (i) reduced as a result of any discount or any adjustment or otherwise by Borrower (other than receipt of cash

Collections) or (ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction).

“Default” means an event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Defaulted Obligation” means any Collateral Debt Obligation (i) that is sixty (60) days past due with respect to any interest or principal payments, (ii) in respect of which the Servicer or Originator shall have taken or permitted to be taken any of the following actions: charging a default rate of interest, restricting Obligor’s right to make subordinated payments (other than payments in respect of owner’s debts and seller financings), acceleration of the Collateral Debt Obligation, foreclosure on collateral for the Collateral Debt Obligation, increasing its representation on the Obligor’s Board of Directors or similar governing body, or increasing the frequency of its inspection rights to permit inspection on demand, (iii) for which an Insolvency Event has occurred with respect to the related Obligor or (iv) has an Assigned Moody’s Rating of Ca or below.

“Derivatives” means any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor, foreign exchange contract, any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date” means the last day of each Settlement Period.

“Dollars” or “$” means the lawful currency of the United States of America.

“DPW Opinion” means the “true sale/non-consolidation” opinion letter of Davis Polk & Wardwell delivered on the Closing Date, as such opinion letter may be modified, supplemented or replaced in any subsequent opinion letter covering such subject matter delivered to the Administrative Agent.

“Eligible Assignee” means a Person (a) whose short-term rating is at least A-1 from S&P and P-1 from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least A-1 from S&P and P-1 from Moody’s and (b) who is approved by the Administrative Agent (such approval not to be unreasonably withheld) and, if such Person will become a Liquidity Bank for a CP Lender, by such CP Lender.

“Eligible Obligor” means on any day, any Obligor that satisfies each of the following requirements:

(i) such Obligor’s principal office and any Related Property are located in the United States or any territory of the United States;

(ii) such Obligor is not a Governmental Authority; and

(iii) such Obligor is not (A) an Affiliate of the Borrower or the Originator or (B) an entity to which the Borrower or the Originator would be deemed an Insider, unless such Obligor has been approved by the Administrative Agent.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Euro” means, the lawful currency of the participating member states of the European community in accordance with the Treaty of Rome of March 25, 1957, as amended, inter alia, by the Single European Act and the Treaty of European Union of February 7, 1992, establishing the European Union and which has adopted the single currency in accordance with legislation of the European Union relating to the European Monetary Union.

“Eurodollar Disruption Event” means with respect to any Loan as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, any of the following: (a) a determination by a Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Loan; (b) the inability of any Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate; (c) a determination by a Lender that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan; or (d) the inability of a Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Loan.

“Eurodollar Reserve Percentage” means on any day, the then applicable percentage (expressed as a decimal) prescribed by the Federal Reserve Board (or any successor) for determining reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board (or any successor) that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

“Event of Default” is defined in Section 8.1.

“Facility Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders, the Administrative Agent, the Managing Agents or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, the Fee Letter, any other Transaction Document delivered in connection with the transactions contemplated by this Agreement, or any Hedging Agreement, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, Hedge Breakage Costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents or under any Hedging Agreement.

“Fair Value” means with respect to each Collateral Debt Obligation, the lower of (a) the remaining outstanding principal amount of such Collateral Debt Obligation, and (b) if such Collateral Debt Obligation has been reduced in value on the books of the Originator below the remaining principal amount thereof, the value of such Collateral Debt Obligation on such books as required by, and in accordance with, the 1940 Act, as amended, and any orders of the SEC issued to the Originator, to be determined by the authorized financial officer of the Originator.

“FASB” is defined in Section 2.11(a).

“Federal Funds Rate” means for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (New York City time) for such day on such transactions received by DB from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the letter agreement in respect of fees among the Borrower, the Originator, the Managing Agents, Deutsche Bank Securities Inc., as arranger and the Administrative Agent, as it may be amended or modified and in effect from time to time.

“Fixed Rate Collateral Debt Obligation” means a Collateral Debt Obligation that bears interest at a fixed rate.

“Foreign Lender” is defined in Section 2.12(d).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group Loan Limit” means for each Lender Group, the sum of the Commitments of the Committed Lenders in such Lender Group.

“GSC Investment” means GSC Investment Corp., a Maryland corporation, or any permitted successor thereto.

“Hedge Breakage Costs” means for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral” is defined in Section 5.2(b).

“Hedge Counterparty” means DB or any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that is either a Lender or an Affiliate of a Lender, or has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (ii) has a short-term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Trustee pursuant to Section 5.2(b) and (ii) agrees that in the event that S&P or Moody’s reduces its short-term unsecured debt rating below A-1 or P-1, respectively, it shall transfer its rights and obligations under each Hedging Transaction to another entity that meets the requirements of clause (a) and (b) hereof or make other arrangements acceptable to the Administrative Agent.

“Hedge Transaction” means each interest rate cap transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.2(a) and is governed by an Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.2, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in a form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Increased Costs” means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.11.

“Indebtedness” means with respect to the Borrower or the initial Servicer at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Adverse Claims on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, clauses (a) through (e) above.

“Indemnified Amounts” is defined in Section 9.1.

“Indemnified Party” is defined in Section 9.1.

“Independent” means, as to any Person, any other Person (including, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

“Ineligible Collateral Debt Obligation” is defined in Section 2.4(c).

“Initial Loan-to-Value Ratio” means 37%.

“Insider” is defined in Section 101(31) of the Bankruptcy Code.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Insurance Policy” means with respect to any Collateral Debt Obligation included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Collateral Debt Obligation.

“Insurance Proceeds” means any amounts payable or any payments made, to the Borrower or to the Servicer on its behalf under any Insurance Policy.

“Interest” means for each Settlement Period and each Loan outstanding during such Settlement Period, the product of:

[IR + AP] x P x	AD 360

where

IR	=	the Interest Rate applicable to such Loan;

AP	=	the Applicable Margin

P	=	the principal amount of such Loan on the first day of such Settlement Period, or if such Loan was first made during such Settlement Period, the principal amount of such Loan on the day such Loan is made; and

AD	=	the actual number of days in such Settlement Period, or if such Loan was first made during such Settlement Period, the actual number of days beginning on the day such Loan was first made through the end of such Settlement Period;

provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections” means any and all Collections which do not constitute Principal Collections.

“Interest Rate” means, for each Settlement Period and for each Loan outstanding for each day during such Settlement Period:

(a) to the extent the Lender is a CP Lender that is funding the applicable Loan or portion thereof through the issuance of Commercial Paper Notes, a rate equal to the CP Rate for such Settlement Period on such portion; or

(b) to the extent the relevant Lender is not funding the applicable Loan or portion thereof through the issuance of Commercial Paper Notes, a rate equal to the Alternative Rate on such portion;

provided that: (i) the Interest Rate shall be the Base Rate for any Settlement Period for any Loan as to which a CP Lender has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement on any day other than the first day of such Settlement Period and without giving such Liquidity Bank at least two

Business Days’ prior notice of such assignment; (ii) the Interest Rate shall be the Base Rate if such CP Lender or Liquidity Bank shall have notified the Administrative Agent that a Eurodollar Disruption Event has occurred; and (iii) the Interest Rate shall be the Prime Rate plus the Applicable Margin for each day during any Settlement Period following the occurrence of an Event of Default that is continuing.
“Investment” means with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Purchase Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Lender Group” means any CP Lender, its related Committed Lenders and their related Managing Agent.

“Lenders” means collectively, the CP Lenders, the Committed Lenders and any other Person that agrees, pursuant to the pertinent Assignment and Acceptance, as applicable, to fund or maintain Loans pursuant to this Agreement.

“LIBO Rate” means for any Settlement Period and any Loan, an interest rate per annum equal to:

(i) the posted rate for thirty (30) day deposits in United States dollars appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the Business Day that is the second Business Day immediately preceding the date on which such Loan was funded (with respect to the initial Settlement Period for such Loan) and as of the second Business Day immediately preceding the first day of the applicable Settlement Period (with respect to all subsequent Settlement Periods for such Loan); or

(ii) if no rate appears on Reuters Screen LIBOR01 Page at such time and day, then the LIBO Rate shall be determined by DB at its principal office in New York, New York as its rate at which thirty (30) day deposits in United States dollars are being, have been, or would be offered or quoted by DB to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (New York City time) on such day.

“Lien” means with respect to any Collateral, (a) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Collateral, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing loan or other title retention agreement relating to such Collateral.

“Liquidation” is defined in Section 2.14.

“Liquidation Expenses” means with respect to any Defaulted Obligation, the aggregate amount of out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Servicer (including amounts paid to any subservicer) in connection with the repossession, refurbishing and disposition of any related assets securing such Collateral Debt Obligation including the attempted collection of any amount owing pursuant to such Collateral Debt Obligation.

“Liquidation Settlement Date” means the Business Day specified by the Borrower to the Administrative Agent and the Trustee as the proposed settlement date of a Liquidation.

“Liquidation Trade Date” means the Business Day specified by the Borrower to the Administrative Agent and the Trustee as the proposed trade date of a Liquidation.

“Liquidity Agreement” means a liquidity agreement entered into by a CP Lender with a group of financial institutions in connection with this Agreement.

“Liquidity Bank” means each financial institution that is a party to a Liquidity Agreement.

“Loan” is defined in Section 2.1(a).

“Loan-to-Value Ratio” means, on any day, the ratio, expressed as a percentage of (i) the Loans Outstanding on such day to (ii) the Aggregate Outstanding Principal Balance on such day.

“Loan-to-Value Ratio Test” to be satisfied means, on any day, that the Loan-to-Value Ratio on such day shall not exceed the Initial Loan-to-Value Ratio.

“Loans Outstanding” means on any day, the aggregate principal amount of the Loan outstanding on such day, after giving effect to all repayments in respect of the Loan prior to or on such day.

“Managing Agent” means as to any CP Lender, the financial institution identified as such on the signature pages hereof or in the applicable Assignment and Acceptance Agreement.

“Mandatory Prepayment” is defined in Section 2.4(a).

“Market Servicing Fee” is defined in Section 7.14.

“Market Servicing Fee Differential” means on any date of determination, an amount equal to the positive difference between the Market Servicing Fee and Servicing Fee.

“Market Value” means the value of a Collateral Debt Obligation (expressed in Dollars) calculated by the Servicer (or, if a Successor Servicer shall have been appointed pursuant to Section 7.13, by the Borrower in consultation with the Administrative Agent) and based upon (i) the average bid price or valuation for such Collateral Debt Obligation obtained by the Servicer from a nationally recognized pricing service selected by the Servicer that is (a) Independent of the Servicer and any of its Affiliates or (b) approved in writing by the Administrative Agent (in its sole discretion), (ii) if such pricing service is not available, then the average of bid prices for such Collateral Debt Obligation obtained by the Servicer from two nationally recognized broker/dealers Independent of each other and of the Servicer and any of its Affiliates (provided that, in each case, any such bid prices must be for an amount of the Collateral Debt Obligation equal to the amount of the Collateral Debt Obligation to be sold or valued) or (iii) if the Servicer shall not receive two such bids, the lower of (x) if one such bid is received, the bid price of a nationally recognized broker/dealer Independent of the Servicer and any of its Affiliates (provided that, in each case, any such bid prices must be for an amount of the Collateral Debt

Obligation equal to the amount of the Collateral Debt Obligation to be sold or valued) or (y) the Fair Value.

“Material Adverse Change” means with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or any Liquidity Agreement or the validity, enforceability or collectibility of the Collateral Debt Obligations, (c) the rights and remedies of the Trustee, on behalf of the Secured Parties, the Administrative Agent or any Secured Party under this Agreement or any Transaction Document or any Liquidity Agreement or (d) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Trustee’s or Secured Parties’ interest in the Collateral.

“Maturity Date” means the earliest to occur of (a) the date declared by the Administrative Agent or occurring automatically in respect of the occurrence of an Event of Default, (b) a date selected by the Borrower upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Managing Agent and (c) May 1, 2011.

“Maximum Lawful Rate” is defined in Section 2.6(d).

“Mezzanine Loan” means any assignment of or participation interest or other interest in a loan that is of a rank lower than a Senior Secured Loan or a Second Lien Loan.

“Periodic Report” is defined in Section 5.1(s)(iii).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Collateral Value” means, with respect to any Defaulted Obligation as of any date of determination, (a) for a period not to exceed 12 months since the date such Collateral Debt Obligation was determined to be a Defaulted Obligation, the lesser of (i) the Moody’s Recovery Amount of such Collateral Debt Obligation and (ii) the Fair Value of such Collateral Debt Obligation and (b) zero thereafter.

“Moody’s Recovery Amount” means, with respect to any Collateral Debt Obligation as of any date of determination, the product of (a) the Outstanding Principal Balance of such Collateral Debt Obligation on such date and (b) the Moody’s Recovery Rate applicable to such Collateral Debt Obligation.

“Moody’s Recovery Rate” means, with respect to any Collateral Debt Obligation, as of any date of determination, the recovery rate determined in accordance with the following:

First, if the Collateral Debt Obligation has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate; or

Second, if no recovery rate has been specifically assigned with respect to Collateral Debt Obligation pursuant to clause (i) above, the rate determined pursuant to the table below:

Type of Collateral Debt Obligation	Moody’s Recovery Rate
Senior Secured Loans	45%
Second Lien Loans	35%
Secured Bonds	30%
Mezzanine Loans	15%
Unsecured Collateral Debt Obligations	10%

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Worth” means, with regard to any Person, the total of such Person’s stockholder’s equity (determined in accordance with GAAP) plus such Person’s Subordinated Debt.

“Noteless Collateral Debt Obligation” means a Collateral Debt Obligation with respect to which the underlying Collateral Debt Obligation Documents (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Collateral Debt Obligation and (ii) do not require any holder of the indebtedness created under such Collateral Debt Obligation to affirmatively request a promissory note from the related Obligor.

“Notes” is defined in Section 2.5(a).

“Obligor” means with respect to any Collateral Debt Obligation, the Person or Persons obligated to make payments pursuant to such Collateral Debt Obligation, including any guarantor thereof.

“Offer” means, with respect to any Collateral Debt Obligation, (i) any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of any related collateral instrument) or to convert or exchange such security into or for cash, securities or any other type of consideration or (ii) any solicitation by the issuer of such security or any other Person to amend, modify or waive any provision of such security or any related collateral instrument.

“Officer’s Certificate” means a certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Administrative Agent, the Trustee and the Backup Servicer.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Borrower or the Servicer, as the case may be, and who shall be reasonably acceptable to the Administrative Agent.

“Originator” means GSC Investment.

“Other Costs” is defined in Section 12.8.

“Outstanding Principal Balance” means, on any date of determination with respect to any Collateral Debt Obligation the lesser of (i) the outstanding principal balance of such Collateral Debt Obligation, (ii) the Fair Value of such Collateral Debt Obligation and (iii) the Market Value of such Collateral Debt Obligation.

“Participant” is defined in Section 11.1(g).

“Payment Date” means the seventh (7th) Business Day following the end of a Settlement Period.

“Performance Guarantor” is defined in Section 12.14.

“Permitted Investments” means any one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated A-1 by S&P and P-1 by Moody’s;

(d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s; and

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s.

“Permitted Liens” means liens created pursuant to the Transaction Documents in favor of the Trustee, for the benefit of the Secured Parties.

“Person” means an individual, partnership, corporation (including a statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Obligation” means a Collateral Debt Obligation that, as of the date of determination, by its terms, permits the payment of a fixed or floating rate of interest through the issuance of additional debt securities identical to such debt security or through additions to the principal amount thereof for a specified period in the future or for the remainder of its life.

“Prime Rate” means the rate publicly announced by DB from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by DB in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any Collateral Debt Obligation, as of any date of determination, the outstanding principal amount of such Collateral Debt Obligation.

“Principal Collections” means any and all amounts received in respect of any principal due and payable under any Collateral Debt Obligation from or on behalf of Obligors that are deposited into the Collection Account, or received by the Borrower or on behalf of the Borrower by the Servicer or Originator in respect of the Collateral Debt Obligations, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Proceeds” means with respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any insurance relating to such Collateral.

“Pro-Rata Share” means with respect to any Committed Lender on any day, the percentage equivalent of a fraction the numerator of which is such Committed Lender’s Commitment and the denominator of which is the Group Loan Limit of the related CP Lender’s Lender Group.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated as of May 1, 2007 between the Borrower, as buyer and the Originator, as seller, as amended, modified, supplemented or restated from time to time.

“Purchase Date” means the date a Collateral Debt Obligation is acquired under a Purchase Agreement.

“Purchase Price” means the net price paid by the Borrower in purchasing a Collateral Debt Obligation, taking into account upfront fees or any other costs or fees paid or received.

“Purchased Accrued Interest” means all payments of interest on Collateral Debt Obligations accrued to, and unpaid on, the date of original purchase thereof (for any Collateral Debt Obligation, such amount shall equal the product of (i) the principal amount of the Collateral Debt Obligation divided by 1,000 and (ii) the difference between (A) the amount paid per $1,000 principal amount of such Collateral Debt Obligation and (B) the amount paid per $1,000 principal amount of such Collateral Debt Obligation that is allocable to the principal thereof.

“Purchasing Committed Lender” is defined in Section 11.1(b).

“Qualified Institution” is defined in Section 5.3(a).

“Quarterly Determination Dates” means the last Business Day of each of February, May, August and November.

“Rating Agency” means any rating agency that has been requested to issue a rating with respect to the Commercial Paper Notes issued by a CP Lender.

“Real Estate Obligation” means a Collateral Debt Obligation that is (a)(i) underwritten primarily by a mortgage, deed of trust or similar lien on commercial real estate (other than hotels, restaurants and casinos) or residential real estate and (ii) primary repayment of the payment obligations thereof is derived from rental or other real estate related income or (b) a loan or debt obligation which falls within the Moody’s industry classification “Buildings and Real Estate”.

“Records” means with respect to any Collateral Debt Obligations, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Collateral Debt Obligation Documents.

“Recoveries” means with respect to any Defaulted Obligation, Proceeds of the sale of any Related Property, Insurance Proceeds, and any other recoveries with respect to such Collateral Debt Obligation and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Collateral Debt Obligation.

“Reference Bank” means any bank that furnishes information for purposes of determining the Adjusted Eurodollar Rate.

“Register” is defined in Section 11.1(e).

“Regulatory Change” is defined in Section 2.11(a).

“Related Property” means with respect to a Collateral Debt Obligation, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Collateral Debt Obligation.

“Reporting Date” means the date that is three (3) Business Days prior to each Payment Date.

“Required Committed Lenders” means at a particular time, Committed Lenders with Commitments in excess of 50% of the aggregate Commitments, provided, that at any time there are not more than three (3) Lender Groups party hereto, “Required Committed Lenders” shall mean all Committed Lenders.

“Required Ratings” means with respect to any Committed Lender, the short term ratings from S&P and Moody’s equal to or greater than the ratings required in order to maintain the rating of the commercial paper issued by the related CP Lender.

“Required Reports” means collectively, the Periodic Report, the Servicer’s Certificate and the annual and quarterly financial statements of the Originator required to be delivered to the Managing Agents, the Administrative Agent and the Backup Servicer pursuant to Section 5.1(s) hereof.

“Reserve Account” means an account established in accordance with Section 5.3(c) for the purpose of receiving deposits with respect to, and maintaining therein, the Reserve Account Required Amount (including any amounts in excess of the Reserve Account Required Amount, to the extent not distributed to the parties entitled thereto pursuant to Section 2.7) and, to the extent required pursuant to Section 2.7, to fund payments thereunder.

“Reserve Account Required Amount” means $437,000.

“Responsible Officer” means as to the Borrower, the President, any Vice President or the Treasurer of the Borrower, and as to any other Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject. The Borrower may designate other Responsible Officers from time to time by notice to the Administrative Agent.

“Revolver” means any security or loan with respect to which there is a revolving credit commitment to advance amounts to the applicable obligor during a specified term.

“RIC/BDC Requirements” means the requirements (including, without limitation, requirements pertaining to asset diversification) GSC Investment must satisfy to maintain its status as a “business development company,” within the meaning of the Small Business Incentive Act of 1980, and its election to be treated as a “registered investment company” under the Code.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Schedule of Collateral Debt Obligations” means, the Collateral Debt Obligations listed on Schedule III hereto, and the information included therewith, as such schedule shall be updated in connection with each Periodic Report, and may be further amended from time to time to reflect the release of Collateral Debt Obligations or the inclusion of Collateral Debt Obligations as provided in this Agreement.

“Scheduled Payment” means on any Determination Date, with respect to any Collateral Debt Obligation, each periodic payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such Determination Date under the terms of such Collateral Debt Obligation.

“Second Lien Loan” means a secured loan (i) that is not subordinated in right of payment by its terms to unsecured indebtedness of the Obligor for borrowed money (other than with respect to liquidation, trade claims, capitalized leases or other similar obligations), but the lien of which is subordinated to a Senior Secured Loan of the Obligor secured by all or a portion of the collateral securing such secured loan; (ii) that is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under such secured loan; and (iii) with respect to which the value of the collateral securing such secured loan, together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the sole business judgment of the Servicer, which judgment shall not be called into question as a result of subsequent events (or, if a Successor Servicer shall have been appointed pursuant to Section 7.13, in the judgment of the Borrower in consultation with the Administrative Agent)) to repay such secured loan in accordance with its terms, and to repay all other loans of equal or higher seniority secured by a first or second lien or security interest in the same collateral.

“Section 2.4 Obligation” is defined in Section 12.14.

“Secured Bond” means a secured bond (i) that by its terms is not (and cannot by its terms become) subordinate (except with respect to liquidation preferences with respect to pledged collateral) in right of payment to any secured or unsecured obligation of the Obligor, including without limitation, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) that is secured by a valid perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such obligation, (iii) with respect to which the Servicer determines in good faith that the value of the collateral securing the bond, together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the sole business judgment of the Servicer, which judgment shall not be called into question as a result of subsequent events) to repay such bond plus all other obligations of equal or higher seniority secured by the same collateral, and (iv) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its affiliates.

“Secured Party” means (i) each Lender, (ii) each Managing Agent, (iii) each Liquidity Bank and (iv) each Hedge Counterparty that is either a Lender or an Affiliate of a Lender if that Affiliate executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Senior Portion of Servicing Fee” means for each Settlement Period or portion thereof (a) ending on or prior to May 31, 2007 an amount equal to the sum, for all Collateral Debt Obligations and all days in the Settlement Period, of the product of (i) the value of each Collateral Debt Obligation as set forth in the books and records of the Borrower for each date in the Settlement Period and (ii) the applicable Senior Portion of Servicing Fee Rate, computed on a 30/360 basis; and (b) thereafter, an amount equal to the sum, for all Collateral Debt Obligations, of the product of (i) the average value of each Collateral Debt Obligation as set forth in the books and records of the Borrower on each of the two immediately preceding Quarterly Determination Dates (or, in the case of the October 2007 Payment Date, the immediately preceding Quarterly Determination Date) and (ii) the applicable Senior Portion of Servicing Fee Rate, computed on a 30/360 basis.

“Senior Portion of Servicing Fee Rate” is defined in the Fee Letter.

“Senior Secured Loan” means a secured loan (i) that is not subordinated in right of payment by its terms to unsecured indebtedness of the Obligor for borrowed money (other than with respect to liquidation, trade claims, capitalized leases or other similar obligations) and the lien of which is not subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such secured loan; (ii) that is secured by the most senior priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under such secured loan; and (iii) with respect to which the value of the collateral securing such secured loan, together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the sole business judgment of the Servicer, which judgment shall not be called into question as a result of subsequent events) to repay such secured loan in accordance with its terms.

“Servicer” means GSCP (NJ), L.P., a Delaware limited partnership, and its permitted successors and assigns.

“Servicer’s Certificate” is defined in Section 5.1(s)(iv).

“Servicer Termination Event” is defined in Section 7.12.

“Servicing Fee” means for each Settlement Period or portion thereof (a) ending on or prior to May 31, 2007 an amount equal to the sum, for all Collateral Debt Obligations and all days in the Settlement Period, of the product of (i) the value of each Collateral Debt Obligation as set forth in the books and records of the Borrower for each date in the Settlement Period and (ii) the applicable Servicing Fee Rate, computed on a 30/360 basis; and (b) thereafter, an amount equal to the sum, for all Collateral Debt Obligations, of the product of (i) the average value of each Collateral Debt Obligation as set forth in the books and records of the Borrower on each of the two immediately preceding Quarterly Determination Dates (or, in the case of the October 2007 Payment Date, the immediately preceding Quarterly Determination Date) and (ii) the applicable Servicing Fee Rate, computed on a 30/360 basis. For any Successor Servicer, the “Servicing Fee” shall be determined in accordance with Section 7.14.

“Servicing Fee Rate” is defined in the Fee Letter.

“Servicing Records” means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Collateral Debt Obligations and the related Obligors.

“Servicing Standards” means the collection and servicing procedures the Servicer follows with respect to assets comparable to the Collateral Debt Obligations that it services for itself, its Affiliates or others, which shall be procedures that the Servicer reasonably believes to be consistent with the procedures used by institutional servicers of national standing of comparable assets.

“Settlement Period” means each three month period ending on the 20th of the calendar months of July, October, January and April, or, with respect to the initial Settlement Period, the period from the Closing Date to the 20th of July, 2007.

“Solvent” means as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Stated Maturity” means, with respect to any Collateral Debt Obligation, the maturity date specified with respect to such loan or security (subject to any business day convention specified under the applicable Collateral Debt Obligation Documents).

“Subordinated Debt” means any debt that is subordinated in right of payment to another class of indebtedness of a Person.

“Subordination Event” is defined in Section 5.1(t).

“Substitute Collateral Debt Obligation” means any Collateral Debt Obligation, approved by the Administrative Agent in its sole discretion, which is substituted for an Ineligible Collateral Debt Obligation pursuant to Section 2.4(c).

“Successor Servicer” is defined in Section 7.13(a).

“Supplemental Interests” means with respect to any Collateral Debt Obligation, any warrants, equity or other equity interests or interests convertible into or exchangeable for any such interests received from the Obligor in connection with such Collateral Debt Obligation.

“Tape” is defined in Section 7.19(b).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Government Authority.

“Termination Notice” is defined in Section 7.12.

“Transaction Documents” means this Agreement, the Purchase Agreement, all Hedging Agreements, the Account Control Agreement and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transition Costs” means the reasonable costs and expenses incurred by the Backup Servicer in transitioning to Servicer; provided, however, that the Administrative Agent’s consent shall be required if such Transition Costs exceed $50,000.00 in the aggregate.

“Trustee” means U.S. Bank National Association, in its capacity as Trustee, together with its successors and assigns.

“Trustee Expenses” means the out-of-pocket expenses to be paid to the Trustee under the Backup Servicer and Trustee Fee Letter.

“Trustee Fee” means the fee to be paid to the Trustee as set forth in the Backup Servicer and Trustee Fee Letter.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction or, if no jurisdiction is specified, the State of New York.

“Underlying Note” means the promissory note of an Obligor evidencing a Collateral Debt Obligation.

“United States” means The United States of America.

“Unsecured Collateral Debt Obligation” means a Collateral Debt Obligation which is not a Senior Secured Loan, a Second Lien Loan, a Mezzanine Loan or a Secured Bond.

“U.S. Bank” means U.S. Bank National Association, or any permitted successor thereto.

Section 1.2 Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Document;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE II

THE LOAN

Section 2.1 The Loans.

(a) Commitments. Subject to the terms and conditions hereof, each CP Lender may make, and if a CP Lender does not make, each Committed Lender severally agrees to make, on the Closing Date, a loan (the “Loans”) to the Borrower in an amount not to exceed such Committed Lender’s Commitment. The Borrower may make only one borrowing under the Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.3 and 2.4, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m.,

New York City time, on the date that is three Business Days after the effective date of this Agreement, if the Closing Date shall not have occurred by such time.

(b) Borrowing Mechanics for the Loans. In order to borrow the Loans, the Borrower shall deliver to the Administrative Agent a Periodic Report no later than 12:00 noon (New York City time) one (1) Business Day prior to the Closing Date. On or before the Closing Date, each Managing Agent shall request the CP Lender in its Lender Group to make the Loans, and such CP Lender may agree or decline to make the Loan. If any CP Lender declines to make the Loans, it shall so notify the Committed Lenders in its Lender Group and the Loans will be made by the Committed Lenders in such CP Lender’s Lender Group in accordance with their Pro-Rata Shares. Each Lender making a Loan hereunder shall make such Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s principal office. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the applicable Lenders to be credited to the account of the Borrower at the Administrative Agent’s principal office or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.2 [Reserved].

Section 2.3 Prepayments.

From time to time the Borrower may prepay any portion or all of the Loans Outstanding (from amounts on deposit in the Collection Account or otherwise available to the Borrower), other than with respect to Mandatory Prepayments, by delivering to the Administrative Agent, the Trustee and each Managing Agent a written notice of such prepayment and a Periodic Report at least two (2) Business Days prior to the date of such repayment; provided, that no such prepayment shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such prepayment of the Loans Outstanding, and the Borrower has paid all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination. If any notice relating to any prepayment is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued Interest to the payment date on the amount prepaid and any Breakage Costs (including Hedge Breakage Costs) related thereto. Any partial prepayment by the Borrower of Loans hereunder, other than with respect to Mandatory Prepayments, shall be in a minimum amount of $1,000,000 with integral multiples of $250,000 above such amount.

Section 2.4 Principal Repayments.

(a) The Loans Outstanding shall be due and payable on the Maturity Date. In addition, Loans Outstanding shall be repaid as and when necessary to cause the Loan-to-Value Ratio to be not greater than 68% and in accordance with Section 2.7 (each such payment, a “Mandatory Prepayment”).

(b) All repayments of any Loan or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) any and all Breakage Costs, and (iii) all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement.

(c) In the event of a breach of any representation or warranty set forth in Section 4.1(y) with respect to any Collateral Debt Obligation (each such Collateral Debt Obligation, an “Ineligible Collateral Debt Obligation”), no later than 5 Business Days after the earlier of (A) knowledge of such breach on the part of the Borrower and (B) receipt by the Borrower of written notice thereof given by the Administrative Agent, the Servicer or any Managing Agent, the Borrower shall (1) repay Loans Outstanding, or (2) substitute for such Ineligible Collateral Debt Obligation a Substitute Collateral Debt Obligation, in each case, in an amount equal to the greater of (i) the Market Value of such Ineligible Collateral Debt Obligation or (ii) the amount sufficient to cause the Loan-to-Value Ratio to be equal to the Initial Loan-to-Value Ratio; provided, however, that no such repayment or substitution shall be required to be made with respect to such Ineligible Collateral Debt Obligation (and such Collateral Debt Obligation shall cease to be an Ineligible Collateral Debt Obligation) if, on or before the expiration of such 5-Business Day period, the representations and warranties in Section 4.1(y) with respect to such Ineligible Collateral Debt Obligation shall be made true and correct in all material respects with respect to such Ineligible Collateral Debt Obligation as made on such day.

Section 2.5 The Notes.

(a) Upon the request of any Managing Agent, the Loans made by the Lenders in the related Lender Group hereunder shall be evidenced by a duly executed promissory note of the Borrower payable to each Managing Agent, on behalf of the applicable Lenders in the related Lender Group, in substantially the form of Exhibit B hereto (collectively, the “Notes”). The Notes shall be dated the Closing Date and shall be in a maximum principal amount equal to the applicable Lender Group’s Group Loan Limit, and shall otherwise be duly completed.

(b) Each Managing Agent is hereby authorized to enter on a schedule attached to its Notes the following notations (which may be computer generated) with respect to each Loan made by each Lender in the applicable Lender Group: (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of a Managing Agent to make any such notation on the schedule attached to the applicable Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.

Section 2.6 Interest Payments.

(a) Interest shall accrue on each Loan during each Settlement Period at the applicable Interest Rate. The Borrower shall pay Interest on the unpaid principal amount of each Loan for the period commencing on and including the date such Loan is funded until but excluding the date that such Loan shall be paid in full. Interest shall accrue during each Settlement Period and be payable on the Loans Outstanding on each Payment Date, unless earlier paid pursuant to (i) a prepayment in accordance with Section 2.3 or (ii) a repayment in accordance with Section 2.4(b).

(b) Each Managing Agent shall determine (in accordance with information provided by the relevant CP Lender and/or Committed Lenders in the related Lender Group, as applicable) its estimate of the Interest (including unpaid Interest, if any due and payable on a prior Payment Date) to be paid to the Lenders in the applicable Lender Group on each Payment Date for the related Settlement Period and shall advise the Administrative Agent and the Servicer, on behalf of the Borrower and the Trustee, thereof three (3) Business Days prior to each Payment Date. In the event that any Managing Agent’s, CP Lender’s or Committed Lender’s, as applicable, estimate of the Interest payable for a related Settlement Period is different from the actual amount of Interest for such Settlement Period, the Managing Agent shall increase or decrease its estimate of Interest for the next succeeding Settlement Period by the amount of such difference, plus interest thereon at such rate.

(c) If any Managing Agent, on behalf of the applicable Lenders, shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrower, whereupon all affected Loans in respect of which Interest accrues at the LIBO Rate shall immediately be converted into Loans in respect of which Interest accrues at the Base Rate.

(d) Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents. In no event shall the total interest received by a Lender under this Agreement and the Transaction Documents exceed the amount that such Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Closing Date at the Maximum Lawful Rate.

(e) The Borrower shall pay the fees specified hereunder and in the other Transaction Documents in accordance with Section 2.7.

Section 2.7 Settlement Procedures.

On each Payment Date the Servicer on behalf of the Borrower shall pay for receipt by the applicable Lender no later than 11:00 a.m. (New York City time) to the following Persons, from (i) the Collection Account, to the extent of available funds and (ii) amounts received in respect of any Hedge Agreement during such Settlement Period (the sum of such amounts described in clauses (i) and (ii) being the “Available Collections”) the following amounts in the following order of priority:

(a) To the extent of available Interest Collections and any amounts on deposit in the Reserve Account in excess of the Reserve Account Required Amount:

(i) First, to the Backup Servicer (including in its capacity as Successor Servicer, if applicable), in amount equal to any accrued and unpaid currently due Backup Servicer Fee, all unpaid Backup Servicer Fees due from a prior Payment Date, any unpaid Backup Servicer Expenses and amounts due to the Backup Servicer as an Indemnified Party, and any Transition Costs, for the payment thereof; provided that the amount of Transition Costs payable under this clause Second shall not exceed $100,000 in the aggregate with respect to such Payment Date;

(ii) Second, to the Trustee in an amount equal to any accrued and unpaid currently due Trustee Fee, all unpaid Trustee Fees due from a prior Payment Date, all unpaid Trustee Expenses, and any other amounts due to the Trustee as an Indemnified Party, for the payment thereof;

(iii) Third, (A) to the initial Servicer, in an amount equal to its accrued and unpaid Senior Portion of Servicing Fee and (B) to any Successor Servicer, the accrued and unpaid Servicing Fee and Market Servicing Fee Differential to the end of the preceding Collection Period, for the payment thereof; provided that the amount of Market Servicing Fee Differential payable in any 12-month period under this clause Third shall not exceed 0.25% of the Aggregate Outstanding Principal Balance;

(iv) Fourth, pro rata to each Lender in an amount equal to any accrued and unpaid Interest and Breakage Costs, for the payment thereof;

(v) Fifth, to the Reserve Account, an amount, if necessary, required for the amount on deposit in the Reserve Account to equal the Reserve Account Required Amount;

(vi) Sixth, pro rata to the Lenders, (A) if an Event of Default shall not have occurred and be continuing, (x) in the first twelve months following the Closing Date, if the Loan-to-Value Ratio shall exceed 52%, in an amount necessary to reduce the Loans Outstanding such that the Loan-to-Value Ratio shall not exceed 52%, for the payment thereof and (y) thereafter, if the Loan-to-Value Test shall not be satisfied, in an amount necessary to reduce the Loans Outstanding such that the Loan-to-Value Ratio Test shall be satisfied, for the payment thereof and (B) if an Event of Default has occurred and is continuing, pro rata to the Lenders, in an amount necessary to reduce the Loans Outstanding to zero, for the payment thereof;

(vii) Seventh, to the Servicer, (x) all Indemnified Amounts and (y) reimbursement of all expenses payable to it pursuant to Section 7.7 and any other amounts then due to it under this Agreement, for the payment thereof; and

(viii) Eighth, all remaining amounts shall be distributed to the Borrower.

(b) To the extent of available Principal Collections:

(i) First, to the parties listed above, any amount remaining unpaid pursuant to clauses First through Fifth under clause (a) above, in accordance with the priority set forth thereunder;

(ii) Second, pro rata to the Lenders, in an amount necessary to reduce the Loans Outstanding to zero, for the payment thereof;

(iii) Third, to the Administrative Agent, the Lenders, the Affected Parties and the Indemnified Parties (other than the Servicer, if the Servicer is an Affiliate of the Borrower), pro rata in accordance with the amount owed to such Person under this clause Fourth, all other amounts (other than Loans Outstanding) then due under this Agreement, for the payment thereof;

(iv) Fourth, to the extent not paid by the Servicer, to the Backup Servicer, to the Trustee, and to any Successor Servicer, as applicable, pro rata in accordance with the amount owed to such Person under this clause Fourth, in an amount equal to any accrued and unpaid Backup Servicer Expenses, Trustee Expenses, Market Servicing Fee Differential, Servicing Fee and Transition Costs, for the payment thereof;

(v) Fifth, to the Servicer (if an Affiliate of the Borrower), (x) all Indemnified Amounts and (y) reimbursement of all expenses payable to it pursuant to Section 7.7 and any other amounts then due to it under this Agreement, for the payment thereof; and

(vi) Sixth, all remaining amounts shall be distributed to the Borrower.

Section 2.8 Collections and Allocations.

(a) The Borrower or the Servicer on behalf of the Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) identify any Collections received by it as being on account of Interest Collections or Principal Collections and deposit all such Interest Collections or Principal Collections received directly by it into the Collection Account. The Servicer on behalf of the Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.

(b) Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all amounts shall be invested in Permitted Investments selected by the Servicer on behalf of the Borrower that mature no later than the Business Day immediately preceding the next Payment Date; from and after (i) the occurrence of an Event of Default or (ii) the appointment of a Successor Servicer, to the extent there are uninvested amounts deposited in the Collection Account, all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the next Business Day. Any earnings (and losses) thereon shall be for the account of the Borrower.

(c) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, all payments required to be made by the Borrower hereunder shall be made by the Borrower, or the Servicer acting on its behalf, directing the Trustee to make such payments. The Trustee shall make such payments to the Secured Parties and any other Persons pursuant to this Agreement based solely on the information set forth in instructions, including the

Periodic Report, furnished by the Borrower or the Servicer acting on behalf of the Borrower, and shall be entitled to conclusively rely on such information and reports, and on the calculations contained therein when making such payments.

Section 2.9 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer on behalf of the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 10:00 a.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.0% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate. All computations of interest and all computations of the Interest Rate (other than Base Rate calculations) shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. All computations of interest calculated with reference to the Base Rate and calculations of fees hereunder (other than the Servicing Fee) shall be made on the basis of a year of 365/366 days for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(c) All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes).

Section 2.10 Breakage Costs.

The Borrower shall pay to the Administrative Agent for the account of the applicable Managing Agent, on behalf of the related Lenders, upon the request of any Managing Agent, any Lender or the Administrative Agent on each date on which a prepayment is made, such amount or amounts as shall, without duplication, compensate the Lenders for any actual loss, cost or expense (the “Breakage Costs”) incurred by the Lenders (as reasonably determined by the applicable Lender) as a result of any prepayment of a Loan (and interest thereon) arising under this Agreement and the Liquidity Agreements. The determination by any Managing Agent, on behalf of the related Lenders, of the amount of any such loss or expense shall be set forth in a written notice to the Borrower delivered by the applicable Lender prior to the date of such prepayment in the case where notice of such prepayment is delivered to such Lender in accordance with Section 2.3 or within two (2) Business Days following such prepayment in the case where no such notice is delivered (in which case, Breakage Costs shall include interest thereon from the date of such prepayment) and shall be conclusive absent manifest error. No Breakage Costs shall be payable to any Lender to the extent that (i) notice of such prepayment shall have been delivered to such Lender in accordance with the provisions of Section 2.3 or (ii) such prepayment is made on a Payment Date.

Section 2.11 Increased Costs; Capital Adequacy; Illegality.

(a) If after the date hereof, any Managing Agent, Lender, Liquidity Bank or any Affiliate thereof (each of which, an “Affected Party”) shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by any governmental authority, the Financial Accounting Standards Board (“FASB”), any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”): (i) that subjects any Affected Party to any charge or withholding on or with respect to any Transaction Document or an Affected Party’s obligations under a Transaction Document, or on or with respect to the Loans, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Transaction Document (except for changes in the rate of tax on the overall net income of an Affected Party or taxes excluded by Section 2.12) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Transaction Document or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Transaction Document, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Transaction Document, or to reduce the amount of any sum received or receivable by an Affected Party under a Transaction Document or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Managing Agent, the Borrower shall pay to the Administrative Agent, for payment to the applicable Managing Agent for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction.

(b) If as a result of any event or circumstance similar to those described in clause (a) of this Section 2.11, an Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Loans hereunder, then within ten (10) days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it.

(c) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall calculate in reasonable detail any such charges and shall be conclusive absent demonstrable error.

Section 2.12 Taxes.

(a) All payments made by the Borrower in respect of any Loan and all payments made by the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender or the Administrative Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to, and the term “Additional Amount” shall be deemed not to include (i) net income or franchise taxes imposed on a Lender, any Managing Agent or the Administrative Agent, respectively, with respect to payments required to be made by the Borrower or Servicer on behalf of the Borrower under this Agreement, by a taxing jurisdiction in which such Lender, such Managing Agent or the Administrative Agent is organized, has its applicable lending office, conducts business or is paying taxes as of the Closing Date (as the case may be) (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender, at the time such Foreign Lender becomes a party, attributable to such Foreign Lender’s failure to comply with Section 2.12(d). If a Lender, any Managing Agent or the Administrative Agent pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section 2.12(a), the Borrower shall promptly reimburse such Lender or Administrative Agent in full.

(b) The Borrower will indemnify each Lender, each Managing Agent and the Administrative Agent for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including, without limitation, any Taxes imposed by any jurisdiction on such Additional Amounts) actually paid by such Lender, Managing Agent or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (other than such liabilities (x) for which the relevant party shall have already been indemnified or (y) that are attributable to the applicable Lender’s, Managing Agent’s or the Administrative Agent’s gross negligence or willful misconduct); provided, however, that such Lender, Managing Agent or the Administrative Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender, Managing Agent or the Administrative Agent stating or otherwise evidencing that such Lender, Managing Agent or the Administrative Agent has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten (10) days from the date such Lender, Managing Agent or the Administrative Agent (as the case may be) makes written demand therefor and provides the documentation set forth in this Section 2.12(b).

(c) Within thirty (30) days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent, the Managing Agent or the Lender, as applicable, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) If a Lender is not created or organized under the laws of the United States or a political subdivision thereof (each such Lender being sometimes referred to as a “Foreign Lender”), such Lender shall, to the extent that it may then do so under Applicable Laws, deliver to the Borrower with a copy to each of the Trustee and the Administrative Agent (i) within fifteen (15) days after the date hereof, or, if later, the date on which such Lender becomes a Lender hereof, and thereafter at the reasonable request by the Borrower, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8ECI, Form W-8IMY (with the appropriate attachments) or Form W-8BEN or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes or at a reduced rate of such Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.12(d), two copies (or such other number as may from time to time be prescribed by Applicable Laws) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes or at a reduced rate of such Taxes.

(e) Within thirty (30) days of the written request of the Borrower therefor, the Administrative Agent, the Managing Agent or the Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents that can be furnished consistent with the facts and that are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that the Administrative Agent, the Managing Agent and the Lender shall not be required to deliver such certificates forms or other documents if in their respective sole discretion it is determined in good faith that the delivery of such certificate, form or other document would have a material adverse effect on the Administrative Agent, the Managing Agent or the Lender and provided further, however, that the Borrower shall reimburse the Administrative Agent, the Managing Agent or the Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(f) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Loans hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within ten (10) days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

(g) In the event that the Borrower is obligated to make an indemnification payment pursuant to this Section 2.12 and the recipient receives a refund of, or credit to, Taxes with respect to which the Borrower made an indemnification payment, the recipient promptly shall remit the amount of such refund or credit to the Borrower.

(h) In the event that the Borrower becomes obligated to make an indemnification payment pursuant to this Section 2.12 to any Lender, or becomes obligated to pay Additional Amounts or increased Additional Amounts to any Lender as a result of changes in the tax laws after the date hereof or as a result of an assignment pursuant to Article XI, the Borrower may request that such Lender designate an alternative applicable lending office in order to avoid the need for any such indemnification or Additional Amount payment which may thereafter accrue. Such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if such change would not, in the reasonable determination of such Lender, cause such Lender to be in violation of any applicable law, regulation, treaty or guideline, cause such Lender to incur any additional material costs or expenses, or otherwise be materially disadvantageous to such Lender.

(i) Upon request of the Borrower or the Servicer, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Servicer two duly completed copies of Internal Revenue Service form W-9 or applicable successor form. If such Lender fails to deliver such forms, then the Borrower or the Servicer may withhold from any payment to such Lender an amount equivalent to the applicable backup withholding tax imposed with respect to such payment under the Code and the Borrower shall not be liable to pay additional Taxes in respect of such backup withholding.

Section 2.13 [Reserved].

Section 2.14 Liquidation of Collateral Debt Obligations.

On any Liquidation Settlement Date, the Borrower shall have the right to prepay all or a portion of the Loans Outstanding in connection with the sale and assignment by the Borrower of, and the release of the Lien by the Trustee over, one or more Collateral Debt Obligations, in whole but not in part (a “Liquidation”), subject to the following terms and conditions and subject to the other restrictions contained herein:

(a) any Liquidation shall be made by the Borrower upon a determination by the Servicer (or, if a Successor Servicer shall have been appointed pursuant to Section 7.13, arranged by the Borrower with the approval of the Administrative Agent) in accordance with the customary management practices of prudent institutions which manage financial assets similar to the Collateral Debt Obligations for their own account or for the account of others that such Collateral Debt Obligation (A) has suffered a deterioration of credit quality warranting disposition, (B) may be disposed of in a transaction which (x) does not contravene the requirements of Section 2.15 and (y) reflects arm’s-length market terms and (C) in connection with which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Liquidation (other than any representations, warranties or covenants relating to the Borrower’s ownership of or title to the Collateral Debt Obligation that is the subject of the Liquidation that are standard and customary in connection with such a sale);

(b) after giving effect to the Liquidation on the related Liquidation Trade Date and the payment to the Trustee required under Section 2.14(d), (A) neither a Event of Default nor Default shall have occurred and be continuing, (B) all representations and warranties of the Borrower contained in Section 4.1 shall be true and correct as of the Liquidation Trade Date, (C) unless the Administrative Agent otherwise agrees, the Loan-to-Value Ratio Test shall be satisfied and (D) the RIC/BDC Requirements are satisfied;

(c) on the Liquidation Trade Date, the Borrower and the Servicer shall be deemed to have represented and warranted that the requirements of Section 2.14(b) shall have been satisfied as of the related Liquidation Trade Date after giving effect to the contemplated Liquidation;

(d) on the related Liquidation Settlement Date, the Administrative Agent shall have received into the Collection Account, in immediately available funds, an amount equal to the proceeds of such Liquidation; and

(e) in connection with such Liquidation, the Servicer shall solicit bids from at least 3 market participants. If it is unable to obtain at least 3 such bids despite reasonable efforts, then it will obtain as many bids as commercially feasible. Any sale shall be made to the highest bidder, which may be an Affiliate of the Borrower. In case of a tie for the highest bid, the Servicer shall select the winning bid.

In connection with any Liquidation, following receipt by the Trustee of the amounts referred to in Section 2.14(d) above (receipt of which shall be confirmed to the Administrative Agent), there shall be released to the Borrower (for further sale to a purchaser) without recourse, representation or warranty of any kind all of the right, title and interest of the Trustee and the Secured Parties in, to and under the portion of the Collateral subject to such Liquidation and such portion of the Collateral so released shall be released from any Lien and the Loan Documents (subject to the requirements set forth above in this Section 2.14).

In connection with any Liquidation, on the related Liquidation Settlement Date, the Trustee on behalf of the Secured Parties shall (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Servicer on behalf of the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, as are determined by the Borrower or Servicer to be reasonably necessary and appropriate to release the Lien on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

Section 2.15 Certain Trading Restrictions.

Notwithstanding anything to the contrary herein, the Borrower shall not take, or allow any other Person to take on its behalf, any action (including, without limitation, acquiring or disposing of any Collateral Debt Obligations for the primary purpose of recognizing gains or decreasing losses resulting from market value changes) that would cause the Borrower to be required to register as an “investment company” within the meaning of the 1940 Act.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND ADVANCES

Section 3.1 Conditions to Effectiveness and Loans.

No Lender shall be obligated to make any Loan hereunder from and after the Closing Date, nor shall any Lender, the Trustee, the Administrative Agent or the Managing Agents be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Managing Agents:

(a) This Agreement and all other Transaction Documents and each Liquidity Agreement or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as any Managing Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Closing Date, each in form and substance satisfactory to the Administrative Agent;

(b) The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter to be paid as of such date, and shall have reimbursed each Lender and the Administrative Agent for all fees, costs and expenses related to the transactions contemplated hereunder and under the other Transaction Documents and each Liquidity Agreement, including the legal and other document preparation costs incurred by any Lender and/or the Administrative Agent; and

(c) Each CP Lender whose commercial paper is being rated by one or more Rating Agency shall have received, to the extent required under the terms of such CP Lender’s program documents, the written confirmation of each such Rating Agency that the execution and delivery of this Agreement will not result in a withdrawal or downgrading of the then-current rating of such commercial paper by such Rating Agency.

The Administrative Agent shall promptly notify the Borrower and each Lender of the satisfaction or waiver of the conditions set forth above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a) Organization and Good Standing. The Borrower is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Lenders. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have material adverse effect on its ability to perform hereunder.

(c) Due Authorization. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party and the consummation of the transactions provided for herein and therein have been duly authorized by the Borrower by all necessary action on the part of the Borrower.

(d) No Conflict. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance by the Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Borrower’s limited liability company agreement or any material Contractual Obligation of the Borrower.

(e) No Violation. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate any Applicable Law in a manner that could reasonably be expected to have a Material Adverse Effect.

(f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All material approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.

(h) Reports Accurate. All Periodic Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the

Borrower to the Administrative Agent, the Trustee or a Lender in connection with this Agreement are true, complete and accurate in all material respects.

(i) Solvency. The transactions contemplated under this Agreement and each Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j) Selection Procedures. No procedures believed by the Borrower to be materially adverse to the interests of the Secured Parties were utilized by the Borrower in identifying and/or selecting the Collateral Debt Obligations that are part of the Collateral.

(k) Taxes. The Borrower has filed or caused to be filed all Tax returns required to be filed by it. The Borrower has paid all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Agreements Enforceable. This Agreement and each Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(m) No Liens. The Collateral is owned by the Borrower free and clear of any Liens except for Permitted Liens as provided herein, and the Trustee, for the benefit of the Secured Parties, has a valid and perfected first priority security interest in the Collateral then existing or thereafter arising, free and clear of any Liens except for Permitted Liens. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office except such as may be filed in favor of the Trustee, for the benefit of the Secured Parties, relating to this Agreement or reflecting the transfer of the Collateral from the Originator to the Borrower.

(n) Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Trustee, for the benefit of the Secured Parties, in the Collateral have been made.

(o) Location of Offices. The Borrower’s jurisdiction of organization is Delaware, and its principal place of business and chief executive office and the office where the Borrower keeps all the Records is located at the address of the Borrower referred to in Section 12.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.1(m) shall have been satisfied).

(p) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Value Given. The Borrower gave reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the applicable Collateral Debt Obligations under the Purchase Agreement, no such transfer was made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is voidable or subject to avoidance under any Insolvency Law.

(r) Accounting. The Borrower accounts for the applicable transfers to it from the Originator of interests in the Collateral Debt Obligations under the Purchase Agreement as sales or contributions of such Collateral Debt Obligations in its books, records and financial statements (although the financial statements of the Borrower and Originator may be consolidated), in each case consistent with GAAP.

(s) Separate Entity. The Borrower is operated as an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof (other than the Borrower), and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Originator and from each such other Affiliate of the Originator.

(t) Investments. Except for Supplemental Interests or Supplemental Interests that convert into an equity interest in any Person, the Borrower does not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

(u) Business. Since its formation, the Borrower has conducted no business other than the purchase and receipt of Collateral Debt Obligations and Related Property, the borrowing of funds under this Agreement and such other activities as are incidental to the foregoing.

(v) ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

(w) Investment Company Act. The Borrower represents and warrants that the Borrower is exempt and will remain exempt from registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(x) Government Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of any Loan hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(y) Eligibility of Collateral Debt Obligations. As of the Closing Date and each date on which a Periodic Report is delivered hereunder, (i) the information contained in the Schedule of Collateral Debt Obligations (in the case of the Closing Date) or the information contained in the Periodic Report, as applicable, with respect to the identity of such Collateral Debt Obligations and the amounts owing thereunder is true and correct in all material respects as of the applicable date and (ii) each security or loan listed thereon as a Collateral Debt Obligation satisfies the requirements in the definition of “Collateral Debt Obligation” as of the applicable date.

(z) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

ARTICLE V

GENERAL COVENANTS OF THE BORROWER

Section 5.1 Covenants of the Borrower.

The Borrower hereby covenants that:

(a) Compliance with Laws. The Borrower will comply with all Applicable Laws with respect to it, its business and properties and all Collateral, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Security Interests. Except as contemplated in this Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral (other than Permitted Liens). The Borrower will promptly notify the Trustee and the Administrative Agent of the existence of any Lien on any Collateral (other than Permitted Liens) once the Borrower obtains knowledge thereof and the Borrower shall defend the right, title and interest of the Trustee on behalf of the Secured Parties in, to and under any Collateral, against all claims of third parties; provided, however, that nothing in this

Section 5.1(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any Collateral.

(d) Delivery of Collections. The Borrower agrees to cause the delivery to the Servicer promptly (but in no event later than two (2) Business Days after receipt) all Collections (including any Deemed Collections) received by Borrower in respect of the Collateral Debt Obligations that are part of the Collateral.

(e) Activities of Borrower. The Borrower shall not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, loan or other undertaking, which is not incidental to the transactions contemplated and authorized by this Agreement or the Purchase Agreement.

(f) Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) obligations incurred under this Agreement, under any Hedging Agreement required by Section 5.2(a), or the Purchase Agreement, or (ii) liabilities incident to the maintenance of its existence in good standing.

(g) Guarantees. The Borrower shall not become or remain liable, directly or indirectly, in connection with any Indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise.

(h) Investments. The Borrower shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for purchases of Collateral Debt Obligations and Supplemental Interests, or investments in Permitted Investments in accordance with the terms of this Agreement.

(i) Merger; Sales. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, loan or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.

(j) Distributions. The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to any Person’s equity interest in the Borrower (collectively, a “Distribution”); provided, however, if the following shall be true, both before and after giving effect to such Distribution (A) neither an Event of Default nor a Default under Section 8.1(a) shall have occurred and be continuing, (B) (x) in the first twelve months following the Closing Date, the Loan-to-Value Ratio shall not exceed 52% and (y) thereafter, the Loan-to-Value Ratio Test shall be satisfied and (C) the RIC/BDC Requirements are satisfied, the Borrower may make Distributions.

(k) Agreements. The Borrower shall not amend or modify (i) the provisions of its limited liability company agreement or (ii) the Purchase Agreement without the consent of the

Administrative Agent and prior written notice to each Managing Agent, or issue any power of attorney except to the Administrative Agent or the Servicer.

(l) Separate Existence. The Borrower shall:

(i) Maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. The funds of the Borrower will not be diverted to any other Person or for other than corporate uses of the Borrower.

(ii) Ensure that, to the extent that it shares the same persons as officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers or employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(iii) Ensure that, to the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that the Borrower contracts or does business with vendors or service providers when the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between Borrower and any of its Affiliates shall be only on an arm’s length basis.

(iv) Maintain a principal executive and administrative office through which its business is conducted separate from those of its Affiliates (but such offices may be at the same location as those of its Affiliates). To the extent that Borrower and any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(v) Conduct its affairs strictly in accordance with its limited liability company agreement and observe all necessary, appropriate and customary legal formalities, including, but not limited to, holding all regular and special director’s meetings appropriate to authorize all action, keeping separate and accurate records of such meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and transaction accounts.

(vi) Take or refrain from taking, as applicable, each of the activities specified or assumed in the DPW Opinion, upon which the conclusions expressed therein are based.

(m) Change of Name or Jurisdiction of Borrower; Records. The Borrower (x) shall not change its name or jurisdiction of organization, without thirty (30) days’ prior written notice to the Administrative Agent and (y) shall not move, or consent to the Servicer or Trustee moving, the Collateral Debt Obligation Documents without thirty (30) days’ prior written notice to the Administrative Agent and (z) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties (except for Permitted Liens) in all Collateral, and such other actions as the Trustee or the Administrative Agent may reasonably request, including but not limited to delivery of an Opinion of Counsel.

(n) ERISA Matters. The Borrower will not, if individually or in the aggregate, the following could reasonably be expected to have a Material Adverse Effect (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(o) Originator Collateral. With respect to each item of Collateral acquired by the Borrower from the Originator, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) naming the Originator as seller/debtor and the Borrower as purchaser/creditor in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, including, without limitation, Assignments of Mortgage, and (iii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(p) Transactions with Affiliates. The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement, the Purchase Agreement and any Hedging Agreements and (ii) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, (C) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, and (D) not inconsistent with the factual assumptions set forth in the DPW Opinion, as such assumptions may be modified in any subsequent opinion letters delivered to the Administrative Agent pursuant to Section 3.2 or otherwise. It is understood that any compensation arrangement for any officer or employee shall be permitted under clause (ii)(A) through (C) above if such arrangement has been expressly approved by the managers of the Borrower in accordance with the Borrower’s limited liability company agreement.

(q) Change in the Transaction Documents. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents to which it is a party, without the prior written consent of Administrative Agent.

(r) Extension or Amendment of Collateral Debt Obligations. The Borrower will not extend, amend or otherwise modify, or permit the Servicer on its behalf to extend, amend or otherwise modify, the terms of any Collateral Debt Obligation in a manner inconsistent with the Servicing Standards, and in any case will not amend or otherwise modify any Collateral Debt Obligation to extend the maturity date thereof without the consent of the Administrative Agent.

(s) Reporting. The Borrower will furnish to the Administrative Agent, the Trustee and each Managing Agent:

(i) as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default and each Default, a written statement, signed by a Responsible Officer, setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;

(ii) promptly, but in no event later than three (3) Business Days after its receipt thereof, copies of any and all notices, certificates, documents, or reports delivered to it by the Originator under the Purchase Agreement, if any;

(iii) with respect to each Determination Date and the related Settlement Period, the Borrower, or the Servicer on its behalf, will provide to the Backup Servicer, each Managing Agent, the Trustee and the Administrative Agent, on the related Reporting Date, a statement incorporating an updated Schedule of Collateral Debt Obligations (a “Periodic Report”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit A;

(iv) together with each Periodic Report, the Borrower, or the Servicer on its behalf, shall submit to the Backup Servicer, each Managing Agent, the Trustee and the Administrative Agent a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit F;

(v) the Borrower will submit to the Backup Servicer, each Managing Agent, the Trustee and the Administrative Agent, promptly upon receipt thereof, the quarterly and annual financial statements received from the Originator pursuant to Section 5.1(a) of the Purchase Agreement;

(vi) the Borrower hereby appoints Ernst & Young as the firm of Independent certified public accountants of recognized national reputation for purposes of preparing and delivering the reports or certificates of such accountants required by this Agreement. The Borrower, or the Servicer on behalf of the Borrower, shall have the right to remove such firm or any successor firm. Upon any resignation by or removal of such firm, the Borrower, or the Servicer on behalf of the Borrower, shall promptly appoint a successor thereto that shall also be a firm of Independent certified public accountants of recognized national reputation. If the Borrower, or the Servicer on behalf of the Borrower, shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned or been removed within 30 days after such resignation or removal, the Borrower shall promptly notify the Administrative Agent of such failure in writing. If the Borrower, or the Servicer on behalf of the Borrower, shall not have appointed a successor within ten days thereafter, the Administrative Agent shall promptly notify the Servicer, who shall appoint a successor firm of Independent certified public accountants of recognized national reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Borrower. On or before the 45th day following each Payment Date, the Borrower shall cause to be delivered to the Administrative Agent and the Servicer, (i) a report relating to such Payment Date to the effect that (A) such firm has reviewed certain documents and records relating to the calculations set forth in the related Periodic Report, and (B) based on such examination, such firm is of the opinion that such Periodic Report was prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall not be amended from those procedures in effect as of the Closing Date without the prior approval of the Borrower and Administrative Agent) to certain documents and records relating to the calculations set forth in the related Periodic Report, compared the information contained in such Periodic Report and the Servicer’s Certificate delivered in conjunction therewith with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such calculations were not made in compliance with Article VII of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement; provided that, in the event of a conflict between such firm of Independent certified public accountants of recognized national reputation and the Borrower with respect to any matter in this clause (s)(vi), the determination by such firm of Independent public accountants of recognized national reputation shall be conclusive.

(vii) On or before the day which is 90 days following the end of Borrower’s fiscal year, commencing in 2008, the Borrower, or the Servicer on its behalf, will provide to each Managing Agent, the Trustee, the Administrative Agent, and the Backup Servicer, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event occurred during such year and no notice thereof has been given to the Administrative Agent, specifying such Servicer Termination Event and the steps taken to remedy such event); and

(viii) promptly upon request, such other information, documents, records or reports respecting the Collateral Debt Obligations or the condition or operations, financial or otherwise, of the Borrower or Originator as the Administrative Agent or the Trustee

may from time to time reasonably request in order to protect the interests of the Trustee, on behalf of the Secured Parties, under or as contemplated by this Agreement.

(t) Subordination Events. The Borrower will not engage or permit any Affiliate to engage in any activities relating to any Obligor and/or with respect to any Collateral Debt Obligation that would subject a Collateral Debt Obligation to the risk of (i) equitable subordination under Section 510(c) of the Bankruptcy Code, or (ii) recharacterization as an equity security under Section 105(a) of the Bankruptcy Code or otherwise, as a result of the conduct of the Borrower, the Servicer, the Originator or any of their respective Affiliates (items (i), and (ii) above, each a “Subordination Event”).

(u) Compliance With Collateral Debt Obligation Documents. The Borrower will act in conformity with all material terms and conditions of the Collateral Debt Obligation Documents, including the prompt enforcement of its rights thereunder.

(v) Investment. The Borrower shall use commercially reasonable efforts to facilitate the acquisition and settlement of Collateral Debt Obligations, and shall seek to obtain the best prices and execution for all orders placed with respect to the Collateral Debt Obligations, considering all reasonable circumstances. The Borrower shall select all Collateral Debt Obligations which shall be acquired or sold by it in accordance with the criteria set forth herein, and in so doing shall take into consideration, among other things, its payment obligations hereunder on each Payment Date, such that Scheduled Payments on the Collateral Debt Obligations permit timely performance of such payment obligations.

(w) Arm’s Length Transaction. The Borrower shall cause any acquisition or sale or other disposition of any Collateral Debt Obligation to be conducted on an arm’s length basis and in accordance with the terms of this Agreement.

Section 5.2 Hedging Agreement.

(a) The Borrower shall, on or before the Closing Date and on each date on which a Substitute Collateral Debt Obligation shall become part of the Collateral hereunder, with regard to each Fixed Rate Collateral Debt Obligation outstanding at such time, enter into and maintain one or more Hedge Transactions, which Hedge Transactions shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(ii) have a notional amount and amortization schedule as shall be agreed upon by the Borrower and the Administrative Agent, it being understood that such schedule shall be based on the weighted average life of the applicable Fixed Rate Collateral Debt Obligations; and

(iii) provide for payments to the Borrower to the extent that the LIBO Rate shall exceed a rate agreed upon between the Hedge Counterparty and the Borrower.

(b) As additional security hereunder, the Borrower hereby pledges to the Trustee, for the benefit of the Secured Parties, all right, title and interest of the Borrower in, but none of the obligations of the Borrower under, any and all Hedging Agreements, any and all Hedge Transactions, and any and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with its respective Hedging Agreement and Hedge Transaction(s) (collectively, the “Hedge Collateral”), and grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Collateral. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Trustee, the Administrative Agent or any Secured Party for the performance by the Borrower of any such obligations.

Section 5.3 Accounts.

(a) Establishment of the Collection Account. The Borrower or the Servicer on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but subject to the Lien of the Trustee on behalf of the Secured Parties, with an office or branch of a depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) a segregated corporate trust account, which may be a securities account or a deposit account (the “Collection Account”) for the purpose of receiving Collections from the Collateral; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of A- or better by S&P and A-3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation of which has either (1) a long-term unsecured debt rating of A- or better by S&P and A-3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”) which Qualified Institution has agreed with the Borrower, the Servicer, the Administrative Agent and the Trustee to comply with any and all orders, notices, requests and other instructions originated by the Administrative Agent or the Trustee acting on the instructions of the Administrative Agent directing disposition of the funds in the Collection Account and any and all entitlement orders originated by the Trustee with respect to financial assets credited to the Collection Account, without any further consent from the Borrower or the Servicer in each case after a Notice of Exclusive Control (as defined in the Account Control Agreement) has been issued. In order to provide the Trustee with control over the Collection Account within the meaning of Section 9-104(a) or Section 9-106(c) of the UCC and any other Applicable Law, the Borrower and the Servicer hereby agree that the Trustee, acting on the instructions of the Administrative Agent, may at any time following an Event of Default, provide U.S. Bank or any successor Person that maintains the Collection Account with instructions as to the disposition of funds in the Collection Account, entitlement orders with respect to financial assets in the Collection Account or instructions as to any other matters relating to the Collection Account without any further consent from the Borrower or the Servicer. U.S. Bank, to the extent and for so long as the Collection Account is maintained with it, agrees with the Borrower, the Servicer and the Administrative Agent to comply with any and all orders, entitlement orders, notices, requests and other instructions so originated by the

Trustee, acting on the instructions of the Administrative Agent, directing disposition of the funds or financial assets in the Collection Account without any further consent from the Borrower or the Servicer. Subject in every respect to the foregoing, U.S. Bank and any successor Person that maintains the Collection Account shall only comply with such orders, notices, requests, entitlement orders and other instructions originated by the Borrower or the Servicer as the Borrower or the Servicer shall expressly deliver and cause U.S. Bank to effectuate pursuant to the terms of the Transaction Documents, it being understood and acknowledged that neither the Borrower nor the Servicer shall give any orders, notices, requests, entitlement orders or instructions not authorized or permitted by the Transaction Documents. The Administrative Agent and the other Secured Parties shall not cause the Trustee to issue, and the Trustee shall not issue a Notice of Exclusive Control (as defined in the Account Control Agreement), or any entitlement orders or other instructions to U.S. Bank (or any successor Person that then maintains the Collection Account) unless an Event of Default has occurred and is continuing; provided that none of the Originator, the Servicer or the Borrower shall have any right of withdrawal over the Collection Account (including any subaccounts thereof) except in accordance with Sections 2.3 and 2.7.

(b) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Collateral Debt Obligation in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(c) Establishment of Reserve Account. The Borrower or the Servicer on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but under the control of the Trustee for the benefit of the Secured Parties with an office or branch of a Qualified Institution a segregated corporate trust account, which may be a securities account or a deposit account (the “Reserve Account”); provided that at all times such depository institution or trust company shall be a Qualified Institution. On any Business Day preceding a Payment Date, if the amounts on deposit in the Collection Amount are insufficient to make the payments required by Sections 2.7(a)(i) through (iv), the Servicer or the Administrative Agent, as applicable, shall direct a deposit of the lesser of (i) the additional amount necessary to make such payments or (ii) the amount on deposit in the Reserve Account, to be applied as Interest Collections. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and shall, at the direction of the Required Committed Lenders, direct the Trustee or the Servicer, as applicable, to withdraw all remaining amounts on deposit in the Reserve Account and apply them in accordance with Section 2.7 hereof.

Section 5.4 Delivery of Collateral Debt Obligation Files.

(a) The Borrower, or the Servicer on its behalf, shall deliver possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Collateral Debt Obligation being transferred and set forth on a Schedule of Collateral Debt Obligations, including all Underlying Notes (other than in the case of Noteless Collateral Debt Obligations), and all portions of the Collateral Debt Obligation Files to the Trustee on behalf of the Secured Parties within five Business Days of the Closing Date, in each case endorsed in blank or to the Administrative Agent, without recourse. Pursuant to Section 7.15, the Borrower is required to deliver such instruments and Collateral Debt Obligation Files to the Trustee for the benefit of the Secured Parties. Accordingly, the Borrower hereby authorizes and directs the Servicer to deliver possession of all such instruments and Collateral Debt Obligation Files to the Trustee on behalf of the Secured Parties, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this Section 5.4(a). The Servicer shall also identify on the Collateral Debt Obligation List (including any amendment thereof), whether by attached schedule or marking or other effective identifying designation, all Collateral Debt Obligations being transferred that are not evidenced by such instruments.

(b) Prior to the occurrence of an Event of Default or Servicer Termination Event, the Trustee shall not record the Assignments of Mortgage delivered pursuant to Section 5.4(a) and the definition of Collateral Debt Obligation Documents. Upon the occurrence of an Event of Default or a Servicer Termination Event, the Trustee shall, if so directed by the Administrative Agent, cause to be recorded in the appropriate offices each Assignment of Mortgage delivered to it with respect to all Collateral Debt Obligations being transferred. Each such recording shall be at the expense of the Borrower; provided, that to the extent the Borrower does not pay such expenses, the Trustee shall be reimbursed pursuant to the provisions of Section 2.7.

ARTICLE VI

SECURITY INTEREST

Section 6.1 Security Interest.

As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Facility Obligations, the Borrower hereby assigns, pledges and grants to the Trustee, for the benefit of the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under (but none of its obligations under) the Collateral, whether now existing or owned or hereafter arising or acquired by the Borrower, and wherever located. The assignment under this Section 6.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, the Trustee, the Managing Agents or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Debt Obligations to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Trustee, the Managing Agents or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Managing Agents or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Borrower hereby authorizes the Trustee or the Administrative Agent, on its behalf, to file an “all assets” financing statement against it which covers all of its personal property.

Section 6.2 Remedies.

The Trustee, for the benefit of the Secured Parties, shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees may (i) deliver a notice of exclusive control to the Trustee; (ii) instruct the Trustee to deliver any or all of the Collateral to the Administrative Agent or its designees and otherwise give all instructions and entitlement orders to the Trustee regarding the Collateral; (iii) require that the Borrower or the Trustee immediately take action to liquidate the Collateral to pay amounts due and payable in respect of the Facility Obligations; (iv) direct the Trustee to sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (v) take control of the Proceeds of any such Collateral; (vi) direct the Trustee to exercise any consensual or voting rights in respect of the Collateral; (vii) direct the Trustee to release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (viii) direct the Trustee to enforce the Borrower’s rights and remedies with respect to the Collateral; (ix) direct the Trustee to institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (x) remove from the Borrower’s, the Servicer’s, the Trustee’s and their respective agents’ place of business copies of all books, records and documents relating to the Collateral and, in the case of the Collateral Debt Obligation Documents themselves, the originals of any such Collateral Debt Obligation Documents not held by the Trustee on behalf of the Administrative Agent; and/or (xi) direct the Trustee to endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. For purposes of taking the actions described in subsections (i) through (xi) of this Section 6.2 the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Facility Obligations remain unpaid), with power of substitution, in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent, but at the cost and expense of the Borrower and without notice to the Borrower; provided that the Administrative Agent hereby agrees to exercise such power only so long as an Event of Default shall be continuing.

Section 6.3 Release of Liens.

(a) If no Event of Default or Default has occurred and is continuing, at the same time as any Collateral Debt Obligation that is part of the Collateral matures or expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account, the Trustee, on behalf of the Secured Parties, shall be deemed to have automatically released its interest in such Collateral Debt Obligation without any further action on its part. In connection with any such release on or after the occurrence of the above, the Trustee, on behalf of the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any termination statements and any other releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of such Collateral Debt Obligation and Supplemental Interest.

(b) Upon any request for a release of certain Collateral Debt Obligations in connection with a proposed Liquidation, if, upon application of the proceeds of such transaction in accordance with this Agreement, the requirements of Section 2.14(b) shall be satisfied, the Trustee, on behalf of the Secured Parties will, to the extent requested by the Borrower or the Servicer on behalf of the Borrower, release its interest in such Collateral Debt Obligation. In connection with any such release on or after the occurrence of the above, the Trustee, on behalf of the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any termination statements and any other releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of such Collateral Debt Obligation; provided, that, the Trustee, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral Debt Obligation in connection with such liquidation.

(c) Upon receipt by the Trustee of the Proceeds of a repayment in respect of an Ineligible Collateral Debt Obligation pursuant to Section 2.4(c), the Trustee, on behalf of the Secured Parties, shall be deemed to have automatically released its interest in such Ineligible Collateral Debt Obligation without any further action on its part. In connection with any such release on or after the occurrence of such repurchase, the Trustee, on behalf of the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of such Ineligible Collateral Debt Obligation.

Section 6.4 Assignment of the Purchase Agreement.

The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has assigned to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement. The Borrower confirms that following an Event of Default the Administrative Agent (by direction to the Trustee) shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Trustee, the Secured Parties or any of their respective Affiliates to perform any of the obligations of the Borrower under the Purchase Agreement. The Borrower further confirms and agrees that such assignment to the Trustee shall terminate upon the Collection Date; provided, however, that the rights of the Trustee and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Originator pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, shall be continuing and shall survive any termination of such assignment.

ARTICLE VII

ADMINISTRATION, SERVICING AND MANAGEMENT OF COLLATERAL DEBT OBLIGATIONS

Section 7.1 Appointment of the Servicer.

The Borrower hereby appoints the Servicer to service the Collateral Debt Obligations and enforce its respective rights and interests in and under each Collateral Debt Obligation in accordance with the terms and conditions of this Article VII and to serve in such capacity until the termination of its responsibilities pursuant to Section 7.12. The Servicer hereby agrees to perform the duties and obligations with respect thereto set forth herein.

Section 7.2 Duties and Responsibilities of the Servicer.

(a) The Servicer shall conduct the servicing, administration and collection of the Collateral Debt Obligations and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Collateral Debt Obligations from time to time on behalf of the Borrower and as the Borrower’s agent.

(b) The duties of the Servicer, as the Borrower’s agent, shall include, without limitation:

(i) preparing and submitting of claims to, and post-billing liaison with, Obligors on Collateral Debt Obligations;

(ii) maintaining all necessary Servicing Records with respect to the Collateral Debt Obligations and providing such reports to the Borrower, the Managing Agents and the Administrative Agent in respect of the servicing of the Collateral Debt Obligations (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower, any Managing Agent or the Administrative Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate Servicing Records evidencing the Collateral Debt Obligations in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Debt Obligations (including, without limitation, records adequate to permit the identification of each new Collateral Debt Obligation and all Collections of and adjustments to each existing Collateral Debt Obligation); provided, however, that any Successor Servicer shall only be required to recreate the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Servicer;

(iv) promptly delivering to the Borrower, any Managing Agent, the Trustee or the Administrative Agent, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the

Borrower, such Managing Agent, the Trustee or the Administrative Agent from time to time reasonably request;

(v) identifying each Collateral Debt Obligation clearly and unambiguously in its Servicing Records to reflect that such Collateral Debt Obligation is owned by the Borrower and pledged to the Trustee for the benefit of the Secured Parties;

(vi) complying in all material respects with the Servicing Standards in regard to each Collateral Debt Obligation;

(vii) complying with all Applicable Laws with respect to it, its business and properties and all Collateral, except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(viii) preserving and maintaining its existence, rights, licenses, franchises and privileges as a corporation in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign corporation and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Collateral Debt Obligations on behalf of the Borrower, Lenders, each Hedge Counterparty and the Trustee) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, Lenders, each Hedge Counterparty and the Trustee in the Collateral Debt Obligations, (B) the collectibility of any Collateral Debt Obligation, or (C) the ability of the Servicer to perform its obligations hereunder; and

(ix) notifying the Borrower, each Managing Agent and the Administrative Agent of any material action, suit, proceeding, dispute, offset deduction, defense or counterclaim that is or is threatened to be (A) asserted by an Obligor with respect to any Collateral Debt Obligation; or (B) reasonably expected to have a Material Adverse Effect; and

(c) The Borrower and Servicer hereby acknowledge that the Secured Parties, the Administrative Agent and the Trustee shall not have any obligation or liability with respect to any Collateral Debt Obligations, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

Section 7.3 Authorization of the Servicer.

(a) Each of the Borrower, each Managing Agent, on behalf of itself and the related Lenders, the Administrative Agent, the Trustee and each Hedge Counterparty hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Collateral to the Trustee, on behalf of the Secured Parties, to collect all amounts due under any and all Collateral Debt Obligations, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Debt Obligations and, after the delinquency of any

Collateral Debt Obligation and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Borrower could have done if it had continued to own such Collateral free of any Liens. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral Debt Obligations. In no event shall the Servicer be entitled to make the Borrower, any Lender, any Managing Agent, any Hedge Counterparty, the Trustee or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without such Person’s and the Administrative Agent’s consent.

(b) After an Event of Default has occurred and is continuing, at the Administrative Agent’s direction, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Debt Obligations; provided, however, that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral Debt Obligations of the assignment of such Collateral Debt Obligations to the Administrative Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lock-box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Debt Obligations and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall give written notice to any Successor Servicer of the Administrative Agent’s actions or directions pursuant to this Section 7.3(b).

Section 7.4 Collection of Payments.

(a) Collection Efforts, Modification of Collateral Debt Obligations. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Collateral Debt Obligations as and when the same become due, and will follow its Servicing Standards. The Servicer will use reasonable efforts to maximize collections with respect to a Defaulted Obligation. The Servicer may not waive, modify or otherwise vary any provision of a Collateral Debt Obligation, except as may be done in accordance with the Servicing Standards.

(b) Acceleration. The Servicer may, and shall (to the extent it is permitted to do so under the related Collateral Debt Obligation Documents), at the direction of the Administrative Agent following an Event of Default, accelerate the maturity of all or any Scheduled Payments under any Collateral Debt Obligation under which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Collateral Debt Obligation becomes a Defaulted Obligation or such earlier or later time as is consistent with its Servicing Standards.

Section 7.5 Representations and Warranties of the Servicer.

The initial Servicer, and any Successor Servicer (mutatis mutandis), hereby represents and warrants as follows:

(a) Organization and Good Standing. The Servicer is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is qualified to do business as a limited partnership, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect. The Servicer is qualified to do business as a limited partnership, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval.

(c) Power and Authority. The Servicer has the power and authority to execute and deliver this Agreement and to carry out its terms. The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the articles of organization or partnership agreement of the Servicer, or any Contractual Obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such Contractual Obligation (other than this Agreement), or (iii) violate any Applicable Law in a manner that could reasonably be expected to have a Material Adverse Effect.

(e) No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceeding. There are no proceedings or investigations pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(h) Reports Accurate. If prepared by the Borrower, or the Servicer on its behalf, or to the extent that the information contained therein is supplied by the Servicer, all Servicer’s Certificates, Periodic Reports, information, exhibits, financial statements, documents, books, Servicer Records or other reports furnished or to be furnished by the Servicer to the Trustee, the Administrative Agent or a Lender in connection with this Agreement are and will be accurate, true and correct in all material respects.

(i) No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from the inclusion of any Collateral Debt Obligation in the Collateral or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Termination Event.

(j) No Adverse Selection. The initial Servicer has not utilized any selection procedures believed to be adverse to the Secured Parties in exercising its powers to dispose of the Collateral Debt Obligations or acquire Substitute Collateral Debt Obligations from time to time pursuant to Section 7.6(l) below.

Section 7.6 Covenants of the Servicer.

The Servicer hereby covenants that:

(a) Compliance with Law. The Servicer will comply with all Applicable Laws with respect to it, its business and properties and all Collateral, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited partnership in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations with Respect to Collateral Debt Obligations. The Servicer will take any actions, consistent with its Servicing Standards, which are required to ensure the Borrower shall duly fulfill and comply with all material obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Collateral Debt Obligation and will do nothing to impair the rights of the Borrower or the Trustee, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d) Preservation of Security Interest. The Servicer on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Trustee, for the benefit of the Secured Parties in, to and under the Collateral.

(e) Change of Name or Jurisdiction; Records. The Servicer shall not move, or consent to the Trustee moving, the Collateral Debt Obligation Documents relating to the Collateral Debt Obligations without thirty (30) days’ prior written notice to the Borrower, the Trustee and the Administrative Agent and, in either case, will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, on all collateral, and such other actions as the Trustee or the Administrative Agent may reasonably request, including but not limited to delivery of an Opinion of Counsel.

(f) Servicing Standards. The Servicer will comply in all material respects with the Servicing Standards in regard to each Collateral Debt Obligation.

(g) Event of Defaults. The Servicer will furnish to each Managing Agent and the Administrative Agent, as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default or Default, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h) Extension or Amendment of Collateral Debt Obligations. The Servicer will not, except as otherwise permitted hereunder, agree, on behalf of the Borrower, to extend, amend or otherwise modify the terms of any Collateral Debt Obligation in a manner inconsistent with the Servicing Standards, and in any case will not amend or otherwise modify any Revolver or other Collateral Debt Obligation to extend the maturity date thereof without the consent of the Administrative Agent.

(i) Other. The Servicer will furnish to the Borrower, any Managing Agent, the Trustee and the Administrative Agent such other information, documents records or reports respecting the Collateral Debt Obligations or the condition or operations, financial or otherwise of the Servicer that are in the Servicer’s possession, as the Borrower, the Trustee such Managing Agent or the Administrative Agent may from time to time reasonably request in order to protect the respective interests of the Borrower, such Managing Agent, the Trustee, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

(j) Subordination Events. The Servicer will not engage in any activities relating to any Obligor and/or with respect to any Collateral Debt Obligation that would subject a Collateral Debt Obligation to the risk of a Subordination Event.

(k) Compliance With Collateral Debt Obligation Documents. The Servicer will, on behalf of the Borrower, act in conformity with all material terms and conditions of the Collateral Debt Obligation Documents, including the prompt enforcement of the Borrower’s rights thereunder.

(l) Investment and Disposition. The initial Servicer, subject to and in accordance with the provisions of this Agreement and the other Transaction Documents, may at any time dispose of any or all of the Collateral Debt Obligations in the open market or otherwise, or acquire, in substitution for any Ineligible Collateral Debt Obligations, one or more Collateral Debt Obligations; provided, that the initial Servicer will not dispose of Collateral Debt Obligations (or acquire new assets in substitution for any Ineligible Collateral Debt Obligations)

for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. The initial Servicer may, as agent of the Borrower, take the following actions with respect to any Collateral Debt Obligations (in each case subject to and in accordance with the provisions of this Agreement):

(i)	retain such Collateral Debt Obligations; or

(ii)	dispose of such Collateral Debt Obligations, in the open market or otherwise; or

(iii)	if applicable, tender such Collateral Debt Obligations pursuant to an Offer; or

(iv)	if applicable, consent to any proposed amendment, modification or waiver pursuant to an Offer; or

(v)	retain or dispose of any securities or other property (if other than cash) received pursuant to an Offer; or

(vi)
waive any default with respect to any Defaulted Obligation (provided, that for the avoidance of doubt, no such waiver by the Servicer, on behalf of the Borrower, shall, in and of itself, affect the classification of such Collateral Debt Obligation as a Defaulted Obligation under this Agreement); or

(vii)	vote to accelerate (or rescind the acceleration of) the maturity of any Defaulted Obligation; or

(viii)
participate on behalf of the Borrower in a committee or group formed by creditors of an Obligor under a Collateral Debt Obligation and agree on behalf of the Borrower to any restructuring of any Collateral Debt Obligation (including the acceptance of any security or other property in exchange for or in satisfaction of such Collateral Debt Obligation) and/or the reorganization of any Person obligated on or with respect to any Collateral Debt Obligation; or

(ix)
exercise any other rights or remedies with respect to such Collateral Debt Obligations as provided in the related underlying instruments, including any exercise of creditor rights, or take any other action consistent with the terms of this Agreement which it believes to be in the best interests of the Borrower and the Lenders.

provided, however, that if a Successor Servicer shall be appointed, the Borrower shall perform each of these functions with the consent of the Administrative Agent or such designee as the Administrative Agent may appoint; and provided, further that the initial Servicer shall not utilize any selection procedures reasonably believed by it to be adverse to the Secured Parties in selecting the Collateral Debt Obligations to be acquired or disposed of from time to time in accordance herewith.

Section 7.7 Payment of Certain Expenses by Servicer.

The Servicer, so long as it shall be an Affiliate of the Borrower, will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of legal counsel and independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Borrower shall, subject to Section 2.7, reimburse the Servicer for the foregoing expenses incurred by it in connection with its obligations hereunder.

Section 7.8 Reports.

The initial Servicer will provide all reports, certificates and other documentation required to enable the Borrower to satisfy its reporting obligations hereunder and under the other Transaction Documents, including, without limitation, the requirements of Section 5.1(s), as and when such reports, certificates or other documentation are required hereunder or thereunder. Any Successor Servicer’s responsibilities shall be limited to the delivery of the Periodic Report, and such other reports, certificates or other documentation as may be agreed between such Successor Servicer and the Administrative Agent at the time of the appointment of such Successor Servicer.

Section 7.9 Limitation on Liability of the Servicer and Others.

Except as provided herein, neither the Servicer (including any Successor Servicer) nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrower, the Administrative Agent, the Lenders or any other Person for any action taken or for refraining from the taking of any action expressly provided for in this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Collateral Debt Obligations in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Collateral Debt Obligations and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrower and the Secured Parties with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrower and the Secured Parties hereunder.

Section 7.10 The Servicer Not to Resign.

The Servicer, so long as it shall be an Affiliate of the Borrower, shall not resign from the obligations and duties hereby imposed on it except upon its determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that it could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower and the Administrative Agent. Subject to Applicable Law, no such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in according with the terms of this Agreement.

Section 7.11 Access to Certain Documentation and Information Regarding the Collateral Debt Obligations.

The Borrower, or the Servicer on its behalf, as applicable, shall provide to the Administrative Agent, the Trustee and each Managing Agent:

(a) access to the Collateral Debt Obligation Documents and all other documentation regarding the Collateral Debt Obligations included as part of the Collateral and the Related Property, such access being afforded without charge but only (i) upon reasonable prior notice, (ii) during normal business hours and (iii) subject to the Servicer’s normal security and confidentiality procedures. From and after (x) the Closing Date and annually thereafter at the discretion of the Administrative Agent, the Administrative Agent, on behalf of and with the input of each Managing Agent, may review the Borrower’s and the Servicer’s collection and administration of the Collateral Debt Obligations in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Collateral Debt Obligations, Collateral Debt Obligation Documents and Records in conjunction with such a review, which audit shall be reasonable in scope and shall be completed in a reasonable period of time and (y) the occurrence, and during the continuation of an Event of Default, the Administrative Agent and each Managing Agent may review the Borrower’s and the Servicer’s collection and administration of the Collateral Debt Obligations in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement, which review shall not be limited in scope or frequency, nor restricted in period. The Administrative Agent may also conduct an audit (as such term is used in clause (x) above) of the Collateral Debt Obligations, Collateral Debt Obligation Documents and Records in conjunction with such a review. The Borrower shall bear the cost of such reviews and audits; and

(b) promptly upon request, such other information, documents, records or reports respecting the Collateral Debt Obligations or the condition or operations, financial or otherwise, of the Borrower or Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Trustee, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

Section 7.12 Servicer Termination Events.

(a) If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing on any day:

(i) any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement and such failure shall continue for three (3) Business Days;

(ii) any failure by the Servicer to give instructions or notice to the Borrower, any Managing Agent and/or the Administrative Agent as required by this Agreement or to deliver any Required Reports hereunder on or before the date occurring three (3)

Business Days after the date such instructions, notice or report is required to be made or given, as the case may be, under the terms of this Agreement;

(iii) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or any other Transaction Document to which it is a party as Servicer that continues unremedied for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Managing Agent or the Borrower and (ii) the date on which the Servicer becomes or should have become aware thereof;

(iv) any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been false or incorrect in any material respect when made and such failure, if susceptible to a cure, shall continue unremedied for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Managing Agent or the Borrower and (ii) the date on which the Servicer becomes or should have become aware thereof;

(v) the Servicer shall fail to service the Collateral Debt Obligations in accordance with the Servicing Standards;

(vi) an Insolvency Event shall occur with respect to the Servicer;

(vii) the rendering against the Servicer of a final non-appealable judgment, decree or order for the payment of money in excess of U.S. $5,000,000 (individually or in the aggregate) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(viii) any Material Adverse Change occurs in the financial condition of the Servicer;

(ix) if the Servicer is an Affiliate of the Borrower or Originator, any Change-in-Control of the Servicer (other than pursuant to an initial public offering of its equity securities) is made without the prior written consent of the Borrower and the Administrative Agent; or

(x) if the Servicer is an Affiliate of the Borrower or Originator, the Servicer shall fail to maintain its status as a registered investment advisor under the Investment Advisers Act of 1940, as amended.

then, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Events shall not have been remedied at the expiration of any applicable cure period, the Administrative Agent may, or at the direction of the Required Committed Lenders shall, by written notice to the Servicer and the Backup Servicer (a “Termination Notice”), subject to the provisions of Section 7.13, terminate all of the rights and obligations of the Servicer as Servicer under this Agreement. The Borrower shall pay all reasonable set-up and conversion costs associated with the transfer of servicing rights to the Successor Servicer.

Section 7.13 Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Termination Notice pursuant to Section 7.12, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by the Administrative Agent, to the Servicer and the Backup Servicer in writing. The Administrative Agent may at the time described in the immediately preceding sentence in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall within seven (7) days assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer unless the Backup Servicer is unwilling to accept such appointment; provided, however, that any Successor Servicer (including, without limitation, the Backup Servicer) shall not (i) be responsible or liable for any past actions or omissions of the outgoing Servicer or (ii) be obligated to make servicer advances. The Administrative Agent may appoint (i) the Backup Servicer as successor servicer, or (ii) if the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unwilling or unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint an alternate successor servicer to act as Servicer (in each such case, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent.

(b) Upon its appointment as Successor Servicer, the Backup Servicer (subject to Section 7.13(a)) or the alternate successor servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement, shall assume all servicing duties hereunder and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable. Any Successor Servicer shall be entitled, with the prior consent of the Administrative Agent, to appoint agents to provide some or all of its duties hereunder, provided that no such appointment shall relieve such Successor Servicer of the duties and obligations of the Successor Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Termination Event.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer under this Agreement and shall pass to and be vested in the Successor Servicer, and, without limitation, the Successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Collateral.

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Successor Servicer hereunder pursuant to the foregoing provisions of this Section 7.13, the

Backup Servicer will promptly begin the transition to its role as Successor Servicer, unless the Backup Servicer is unwilling to accept such appointment.

(e) To the extent of funds available therefor pursuant to the provisions of Section 2.7, the Backup Servicer shall be entitled to receive its Transition Costs incurred in transitioning to Servicer.

Section 7.14 Market Servicing Fee.

Notwithstanding anything to the contrary herein, in the event that a Successor Servicer is appointed Servicer, the Servicing Fee shall equal a fee calculated at the Senior Portion of Servicing Fee Rate, plus any additional amount required to achieve a rate equal to the market rate for comparable servicing duties, any such additional amount to be fixed upon the date of such appointment by such Successor Servicer with the consent of the Administrative Agent (such additional amount, the “Market Servicing Fee”).

Section 7.15 The Trustee.

(a) Appointment. The Borrower and the Administrative Agent each hereby appoints U.S. Bank to act as Trustee hereunder, for the benefit of the Administrative Agent and the Secured Parties, as provided herein. U.S. Bank hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein. The Borrower acknowledges and agrees that the Trustee is agent solely for the Secured Parties and shall have no obligation to the Borrower.

(b) Custodial Duties. The Trustee shall act as collateral agent for the Secured Parties and as custodian for, and take and retain custody of the Collateral Debt Obligation Files delivered by, the Borrower or on its behalf pursuant to Section 5.4 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Secured Parties. Within one Business Day of receipt of any such Collateral Debt Obligation File, the Trustee shall deliver to the Administrative Agent a custodial receipt in form of Exhibit G hereto. Within five Business Days of its receipt of any Collateral Debt Obligation File and the related Collateral Debt Obligation Checklist, the Trustee shall review the related Collateral Debt Obligation Documents to verify that each Collateral Debt Obligation Document listed on the Collateral Debt Obligation Checklist has been received, is executed (where applicable) and has no missing or mutilated pages and that each Underlying Note with respect to each Collateral Debt Obligation (other than a Noteless Collateral Debt Obligation) is an original note, and to confirm (in reliance on the Obligor name and other identifying information listed on the Schedule of Collateral Debt Obligations) that such Collateral Debt Obligation is referenced on the related Schedule of Collateral Debt Obligations and shall, each calendar month on the date which is two Business Days prior to the Reporting Date occurring in such month, deliver to the Administrative Agent a certification in the form of Exhibit H hereto. Except as described in the preceding sentence with respect to Underlying Notes, the Trustee may fulfill its obligations hereunder by accepting and reviewing copies of all Collateral Debt Obligation Documents in a Collateral Debt Obligation File. In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Collateral Debt Obligation Files hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file in a mutually acceptable electronic format that contains the related Schedule of Collateral Debt Obligations. If, at the conclusion of such review, the Trustee shall determine that any such Collateral Debt Obligation Document is not executed (where applicable), is missing pages or has mutilated pages, that any Underlying Note is not an original as required, that any Collateral Debt Obligation Document listed on the Collateral Debt Obligation Checklist is missing from the Collateral Debt Obligation File or that any such Collateral Debt Obligation Document received in the Collateral Debt Obligation File is not listed on the related Collateral Debt Obligation Checklist, the Trustee shall promptly notify the Borrower and the Administrative Agent of such determination by providing an exception report to such Persons setting forth, with particularity, such of the foregoing defects as may exist. In addition, unless instructed otherwise in writing by the Borrower and the Administrative Agent within ten days of the Trustee’s delivery of such report, the Trustee shall return any Collateral Debt Obligation File not referenced on such Schedule of Collateral Debt Obligations to the Borrower. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Collateral Debt Obligation File. In taking and retaining custody of the Collateral Debt Obligation Files, the Trustee shall be acting as the agent of the Administrative Agent and the other Secured Parties; provided that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Collateral Debt Obligation Files or the instruments therein; provided further that the Trustee’s duties as Administrative Agent shall be limited to those expressly contemplated herein. All Collateral Debt Obligation Files shall be kept in fire-resistant vaults or cabinets at the locations specified on Schedule VI attached hereto, or at such other office as shall be specified to the Administrative Agent and the Borrower by the Trustee in a written notice delivered at least 45 days prior to such change. All Collateral Debt Obligation Files shall be segregated with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Collateral Debt Obligation Files shall be clearly segregated from any other documents or instruments maintained by the Trustee. The Trustee shall clearly indicate that such Collateral Debt Obligation Files are the sole property of Borrower, subject to the security interest of the Trustee on behalf of the Secured Parties. In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar files that it holds as custodian for others. Except as otherwise provided herein, the Trustee shall have no power or authority to assign, hypothecate or otherwise dispose of Collateral Debt Obligation Files.

(c) Concerning the Trustee.

(i) Except for its willful misconduct, gross negligence or bad faith, the Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Except for its willful misconduct, gross negligence or bad faith, the Trustee may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(ii) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(iii) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, gross negligence or bad faith.

(iv) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Debt Obligations or the Collateral Debt Obligation Documents, and will not be required to and will not make any representations as to the validity, collectibility, sufficiency or value of any of the Collateral Debt Obligations. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(v) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(vi) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(vii) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Debt Obligations.

(viii) In case any reasonable question arises as to its duties hereunder, the Trustee may request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Administrative Agent. Notwithstanding the preceding sentence, and subject to Section 7.15(d), the Administrative Agent hereby instructs the Trustee, prior to the occurrence of the Maturity Date, to take any action in respect of the Collateral Debt Obligations and the Collateral Debt Obligation Documents solely in accordance with instructions of the Servicer unless and until a notice of exclusive control has been delivered and is in effect pursuant to the terms of the Account Control Agreement, and thereafter to take any action in respect of the Collateral Debt Obligations and the Collateral Debt Obligation Documents solely in accordance with instructions of the parties specified in such notice of exclusive control. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent or, prior to the occurrence of the Maturity Date, the Servicer.

(d) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Debt Obligations, the Trustee is hereby authorized, upon receipt from the Servicer on behalf of the Borrower, of a written request for release of Collateral Debt Obligation Files substantially in the form annexed hereto as Exhibit J, to release to the Servicer the related Collateral Debt Obligation File set forth in such request and receipt to the Servicer; provided, that notwithstanding the foregoing or any other provision of this Agreement, at any time following the occurrence of an Event of Default and upon its receipt of written instructions from the Administrative Agent, the Trustee shall cease releasing Collateral Debt Obligation Files to the Servicer without the prior consent of the Administrative Agent. All Collateral Debt Obligation Files so released to the Servicer on behalf of the Borrower shall be held by the Servicer in trust for the benefit of the Borrower, the Administrative Agent, the Trustee and the other Secured Parties, with respect to their respective interests, in accordance with the terms of this Agreement. The Servicer, on behalf of the Borrower, shall return to the Trustee the Collateral Debt Obligation File when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Collateral Debt Obligation shall be liquidated, in which case, upon receipt of an additional request for release of Collateral Debt Obligation Files and certification as to such liquidation from the Servicer to the Trustee substantially in the form annexed hereto as Exhibit J, such Collateral Debt Obligation File shall be released by the Trustee to the Servicer.

(e) Release for Payment. Upon receipt by the Trustee (with a copy to the Administrative Agent) of the Servicer’s request for release of Collateral Debt Obligation Files and receipt in the form annexed hereto as Exhibit J (which certification shall include a statement to the effect that all amounts received in connection with such payment, repurchase or sale have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Collateral Debt Obligation File to the Servicer, on behalf of the Borrower.

(f) Trustee Compensation. As compensation for its activities hereunder, the Trustee shall be entitled to a Trustee Fee and any unpaid Trustee Expenses to the extent of funds available therefor pursuant to the provision of Section 2.7. The Trustee’s entitlement to receive the Trustee Fee (other than due and unpaid Trustee Fees owed through such date) shall cease on the earlier to occur of: (i) its removal as Trustee or (ii) the termination of this Agreement.

(g) Replacement of the Trustee. The Trustee may be replaced by the Borrower with the prior consent of the Administrative Agent; provided that no such replacement shall be effective until a successor Trustee has been appointed, has agreed to act as Trustee hereunder and has received all Collateral Debt Obligation Files held by the previous Trustee. The Trustee may resign upon ten (10) Business Days notice to the Administrative Agent and the Borrower, provided that any such resignation shall not be effective until the date on which a successor Trustee has been appointed, has agreed to act as Trustee hereunder and has received all Collateral Debt Obligation Files held by the previous Trustee. Notwithstanding anything in this Agreement to the contrary, no successor Trustee may be appointed unless such successor Trustee meets the requirements of Section 26(a)(1) of the 1940 Act and provides a representation to this effect, reasonably satisfactory to the Borrower, the Servicer and the Administrative Agent.

(h) Release of Collateral Debt Obligation Documents Following a Liquidation. To the extent that portions of Collateral Debt Obligations are transferred pursuant to a Liquidation under Section 2.14, the Trustee shall release the original Collateral Debt Obligation Documents.

(i) Notices; Consents. The Trustee shall provide to the Servicer and the Backup Servicer (if the Backup Servicer is not the Trustee) a copy of all written notices and communications identified as being sent to it in connection with the Collateral Debt Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer or the Borrower in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific and timely written instructions from the Administrative Agent, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions. The Administrative Agent hereby instructs the Trustee to take any such action solely in accordance with the written instructions of the Servicer unless and until a notice of exclusive control has been delivered to the Trustee and is in effect pursuant to the terms of the Account Control Agreement, and thereafter to take any such action solely in accordance with the written instructions of the parties specified in such notice of exclusive control.

(j) Perfection of Security Interests. The Administrative Agent and the Lenders hereby appoint U.S. Bank, in its capacity as Trustee hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Debt Obligations. U.S. Bank, in its capacity as Trustee hereunder, hereby accepts such appointment and agrees to perform the express duties set forth in this Section 7.15 and subject to the provisions hereof.

(i) Each of the Administrative Agent and each other Secured Party further authorizes the Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Debt Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 7.15(j) shall be deemed to relieve the Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with this Agreement.

(ii) With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Trustee shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a consent (either positive or negative) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Collateral Debt Obligation Documents (i) unless and until (and to the extent) expressly so directed by the Administrative Agent or (ii) prior to the occurrence of the Maturity Date, the Servicer (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to Section 7.15(j)(i)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Trustee or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default or Servicer Termination Event, unless a Responsible Officer of the Trustee has actual knowledge of such matter or written notice thereof is received by the Trustee.

(k) Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

(l) The parties hereunder further acknowledge and agree that U.S. Bank also serves in the capacity of custodian for GSC Investment Corp. and all assets belonging to GSC Investment Corp. are held in the custody of U.S. Bank subject to agreement thereof, to the extent they are required to be held in custody pursuant to the 1940 Act. Nothing in this Agreement shall be interpreted to jeopardize GSC Investment Corp.’s compliance with Applicable Law and requirements to maintain assets with such custodian.

Section 7.16 [Reserved].

Section 7.17 Representations and Warranties of the Trustee.

The Trustee represents and warrants as follows:

(a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. It is duly qualified to do business as a national banking association and is in good standing, has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses or approval except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to carry out their respective terms. It has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and each other Transaction Document to which it is a party by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association, or any Contractual Obligation to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation, or (iii) violate any Applicable Law.

(e) No Consents. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

(h) Non-Affiliation. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or the Servicer or with any Person involved in the organization or operation of the Borrower and does not provide credit or credit enhancement to the Borrower.

Section 7.18 Covenants of the Trustee.

The Trustee hereby covenants that:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

(c) No Bankruptcy Petition. With respect to each CP Lender, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the payment in full of all amounts owing in respect of all outstanding commercial paper issued by such CP Lender and, with respect to the Borrower, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, it will not institute against the Borrower or such CP Lender, or join any other Person in instituting against the Borrower or such CP Lender, any Insolvency Proceedings or other similar proceedings under the laws of the United States or any state of the United States. In addition, each Committed Lender, each CP Lender, each Managing Agent, the Administrative Agent and the Backup Servicer agree that, with respect to the Borrower, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, it will not institute against the Borrower, or join any other Person in instituting against the Borrower or such CP Lender, any Insolvency Proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 7.18(c) will survive the termination of this Agreement.

(d) Collateral Debt Obligation Files. The Trustee will not dispose of any documents constituting the Collateral Debt Obligation Files in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral Debt Obligation except as contemplated by this Agreement.

(e) Location of Collateral Debt Obligation Files. The Collateral Debt Obligation Files shall remain at all times in the possession of the Trustee at the address set forth on Schedule VI.

(f) No Changes in Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Administrative Agent.

Section 7.19 The Backup Servicer.

(a) Appointment. The Borrower and the Administrative Agent hereby appoint U.S. Bank to act as Backup Servicer for the benefit of the Borrower, the Administrative Agent and the other Secured Parties in accordance with the terms of this Agreement. U.S. Bank hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

(b) Duties. On or before the Closing Date, and until such time (if applicable) as it shall become the Successor Servicer, the Backup Servicer shall perform, on behalf of the Borrower and the Administrative Agent and the other Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Periodic Reports in hard copy and in an agreed upon electronic format.

(ii) Not later than 1:00 p.m. (New York City time) on the third Business Day prior to each Reporting Date, the Servicer shall provide to the Backup Servicer and the

Backup Servicer shall accept delivery of an electronic file in an agreed upon electronic format (the “Tape”) from the Servicer, which shall include but not be limited to the following information: (x) for each Collateral Debt Obligation being transferred, the name and number of the related Obligor, the collection status, the Collateral Debt Obligation status, the date of each Scheduled Payment, and the Outstanding Principal Balance, and (y) the Aggregate Outstanding Principal Balance.

(iii) Prior to the related Payment Date, the Backup Servicer shall review the Periodic Report to ensure that it is complete on its face and that all items in such Periodic Report have been accurately calculated, if applicable, and reported based upon the Tape or such other information provided to the Backup Servicer by the Servicer which is required by the Backup Servicer to perform its obligations hereunder. The Backup Servicer shall notify the Administrative Agent, the Borrower and the Servicer of any disagreements with the Periodic Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(iv) If the Borrower or the Servicer disagrees with the report provided under Section 7.19(b)(iii) by the Backup Servicer or if the Borrower or the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Borrower or the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Borrower or the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Borrower or the Servicer hereby agree to cooperate at their own expense, with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under Section 7.19(b)(iii) by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Borrower and the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Borrower, the Administrative Agent, the Secured Parties and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(v) With respect to the duties described in this Section 7.19(b), in the absence of bad faith or gross negligence, the Backup Servicer, in the performance of its duties and obligations hereunder, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer. The parties acknowledge that the Backup Servicer’s ability to perform hereunder is subject to its timely receipt of the Tape and Periodic Report, if applicable.

(c) Transition to Servicer Role. After the receipt by the Servicer of an effective Termination Notice, all authority, power, rights and responsibilities of the Servicer, under this Agreement, whether with respect to the Collateral Debt Obligations or otherwise, shall pass to and be vested in the Backup Servicer, subject to and in accordance with the provisions of Section 7.13, as long as the Backup Servicer is not prohibited by Applicable Law from fulfilling the same, as evidenced by an Opinion of Counsel, or is not `unwilling to accept such appointment.

(d) Merger or Consolidation. Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

(e) Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicer Fee and any unpaid Backup Servicer Expenses to the extent of funds available therefor pursuant to the provisions of Section 2.7. The Backup Servicer’s entitlement to receive the Backup Servicer Fee (other than due and unpaid Backup Servicer Fees owed through such date) shall cease on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer, or (iii) the termination of this Agreement.

(f) Backup Servicer Removal. The Backup Servicer may be removed with or without cause by the Administrative Agent, or by the Borrower with the prior written approval of the Administrative Agent, by notice given in writing to the Backup Servicer. In the event of any such removal, a replacement Backup Servicer may be appointed by (i) the Borrower, acting with the written consent of the Administrative Agent or (ii) if no such replacement is appointed within 30 days following such removal, by the Administrative Agent. The Backup Servicer may resign upon ten (10) Business Days notice to the Administrative Agent and the Borrower, provided that any such resignation shall not be effective until the earlier of (i) the date on which a replacement Backup Servicer has been appointed, has agreed to act as Backup Servicer hereunder and has received copies of all Tapes submitted by the Borrower or the Servicer hereunder or (ii) 45 days following the date of such notice.

(g) Scope of Backup Servicing Duties. The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer or the Trustee. The Backup Servicer may act through its Administrative Agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or bad faith of it or them or the failure to perform materially in accordance with this Agreement.

(h) Limitation on Liability. Except for its willful misconduct, gross negligence or bad faith, the Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Borrower, the

Administrative Agent, the Trustee, the Backup Servicer and the other Secured Parties each agree to look only to the Servicer to perform such obligations. Except for its willful misconduct, gross negligence or bad faith, the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. Except for its gross negligence or bad faith, the Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer or the Borrower, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral Debt Obligation or Collateral Debt Obligation Document under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral Debt Obligation, or (v) the acts or omissions of any successor Backup Servicer. No provision of this Agreement shall require the Backup Servicer to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers, if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it. In the absence of bad faith, gross negligence or willful misfeasance on the part of the Backup Servicer, the Backup Servicer may conclusively rely, as to the truth of the statements and correctness of the opinions expressed therein upon any request, instructions, certificate, opinion or other document furnished to the Backup Servicer, reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement.

(i) Possible Dual Capacity. The parties expressly acknowledge and consent to U.S. Bank acting in the possible dual capacity of Backup Servicer or Successor Servicer and in the capacity of Trustee. U.S. Bank may, in such dual capacity, discharge its separate functions fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties to the extent that any such conflict or breach arises from the performance by U.S. Bank of express duties set forth in this Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of negligence, acts of bad faith and willful misconduct by U.S. Bank.

(j) Subservicers. The Backup Servicer may, with the prior written consent of the Administrative Agent, subservice any and all of its duties and responsibilities hereunder, including but not limited to its duties as Successor Servicer hereunder should the Backup Servicer become the Successor Servicer pursuant to Section 7.13. Notwithstanding any subservicing agreement or other delegation of duties to a subservicer, so long as this Agreement shall remain effective, the Backup Servicer (solely in its capacity as Successor Servicer, if applicable) shall remain obligated and primarily liable to the Trustee and the other Secured Parties, for the servicing and administering of the Collateral Debt Obligations in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of such subservicing agreement or other arrangements with third parties pursuant to this clause (j) or by virtue of indemnification from any subservicer and to the same extent and under the same terms and conditions as if the Backup Servicer alone were, as applicable, servicing and administering the Collateral Debt Obligations.

Section 7.20 Representations and Warranties of the Backup Servicer.

The Backup Servicer hereby represents and warrants as follows:

(a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. It is duly qualified to do business as a national banking association and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to carry out their respective terms. It has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and each other Transaction Document to which it is a party by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association or any Contractual Obligation by which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation, or (iii) violate any Applicable Law.

(e) No Consents. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

Section 7.21 Covenants of the Backup Servicer.

The Backup Servicer hereby covenants that:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

(c) No Bankruptcy Petition. With respect to each CP Lender, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the payment in full of all amounts owing in respect of all outstanding commercial paper issued by such CP Lender and, with respect to the Borrower, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, it will not institute against the Borrower or such CP Lender, or join any other Person in instituting against the Borrower or such CP Lender, any Insolvency Proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 7.21(c) will survive the termination of this Agreement.

(d) No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to Backup Servicer Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Administrative Agent.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default.

If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to (i) make payment of any amount required to be made under the terms of this Agreement and such failure shall continue for more than three (3) Business Days; or (ii) repay all Loans Outstanding on or prior to the Maturity Date; or

(b) the Loan-to-Value Ratio shall be greater than 68%; or

(c) (i) the Borrower shall fail to perform or observe in any material respect any other covenant or other agreement of the Borrower set forth in this Agreement and any other Transaction Document to which it is a party, or (ii) the Originator shall fail to perform or observe in any material respect any term, covenant or agreement of such Originator set forth in any other Transaction Document to which it is a party, in each case when such failure continues unremedied for more than thirty (30) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person by the Administrative Agent, any Managing Agent or the Trustee and (ii) the date on which such Person becomes or should have become aware thereof; or

(d) any representation or warranty made or deemed made by the Borrower hereunder shall be incorrect in any material respect as of the time when the same shall have been when made and such failure, if susceptible to a cure, shall continue unremedied for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent or any Managing Agent and (ii) the date on which the Borrower becomes or should have become aware thereof; or

(e) the Trustee, for the benefit of the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in any portion of the Collateral having a value, individually or in the aggregate, in excess of $5,000,000; or

(f) (i) a final non-appealable judgment for the payment of money shall have been rendered in an amount in excess of (A) $5,000,000 against the Originator or any of its material subsidiaries (which, for avoidance of doubt, shall include any special purpose entity subsidiary created to facilitate a structured finance transaction) or (B) $100,000 against the Borrower by a court of competent jurisdiction and, if such judgment relates to the Originator or any of its material subsidiaries, such judgment, decree or order shall continue unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution, or (ii) the Originator, the Originator’s material subsidiaries or the Borrower, as the case may be, shall have made payments of amounts in excess of $5,000,000 or $50,000, respectively, in settlement of any litigation; or

(g) an Insolvency Event shall occur with respect to the Borrower, the Originator or the Servicer (if an Affiliate of the Borrower or the Originator); or

(h) any Material Adverse Change occurs with respect to the Borrower, the Originator or the Servicer; or

(i) the Borrower, the Originator or any of the Originator’s material subsidiaries (which, for avoidance of doubt, shall include any special purpose entity subsidiary created to facilitate a structured finance transaction) defaults under any material agreement for borrowed money to which either is a party and which, in the case of the Originator and its material subsidiaries only, shall evidence Indebtedness in excess of $5,000,000, and such default is not cured within the relevant cure period, or any such recourse debt or other obligation shall be declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to its maturity; or

(j) GSC Investment’s leverage ratio (taking into account all on and off-balance sheet Indebtedness) shall exceed 1:1; or

(k) any Change-in-Control of the Borrower or the Originator occurs; or

(l) the Borrower shall become an “investment company” subject to registration under the 1940 Act or the business and other activities of the Borrower or the Originator, including but not limited to, the acceptance of the Loans by the Borrower made by the Lenders, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Transaction Documents to which the Borrower or the Originator is a party result in a violation by the Originator, the Borrower, or any other party to the Transaction Documents of the 1940 Act or the rules and regulations promulgated thereunder;

(m) the Originator shall fail to maintain a minimum Net Worth equal to the sum of (i) of $88,000,000 plus (ii) 75% of any equity issued by the Originator after the Closing Date; or

(n) the Originator shall fail to satisfy the RIC/BDC Requirements; or

(o) the Servicer shall willfully violate, or take any action that it knows breaches, any material provision of this Agreement or any other Transaction Document applicable to it.

Upon its receipt of written notice thereof, the Administrative Agent shall promptly notify each Lender of the occurrence of any Event of Default.

Section 8.2 Remedies.

(a) Upon the occurrence of an Event of Default, the Administrative Agent shall, at the request, or may with the consent, of the Required Committed Lenders, by notice to the Borrower declare the Maturity Date to have occurred, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and all Loans Outstanding and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable, provided, that in the event that the Event of Default described in Section 8.1(g) herein has occurred, the Maturity Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b) Upon any such declaration or automatic occurrence of the Maturity Date as specified under Section 8.2(a), the Administrative Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, including the right to sell the Collateral, which rights and remedies shall be cumulative.

(c) At any time on and after the Maturity Date, the Borrower and the Servicer hereby agree that they will, at the expense of Borrower or, if such Maturity Date occurred as a result of a Servicer Termination Event, at the expense of the initial Servicer or any Affiliate of the initial Servicer if appointed as Successor Servicer hereunder, and upon request of the Administrative Agent, forthwith, (i) assemble all or any part of the Collateral as directed by the Administrative Agent, and make the same available to the Administrative Agent, at a place to be designated by the Administrative Agent, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred by the Administrative Agent or any of the Secured Parties in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the Obligations pursuant to Section 2.7.

If the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Borrower shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a price not less than the Obligations as of the date of such proposed repurchase. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Secured Parties otherwise available under any provision of this Agreement by operation of law, at equity or otherwise, each of which are expressly preserved.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Managing Agents, the Servicer, the Backup Servicer, any Successor Servicer, the Trustee, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees, members and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent (i) resulting from gross negligence or willful misconduct on the part of any Indemnified Party or (ii) arising in respect of Taxes excluded from the definition of Additional Amount pursuant to Section 2.12(a). Notwithstanding anything in this Agreement to the contrary, Indemnified Amounts owed to the initial Servicer shall be paid in accordance with Section 2.7. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) any security or loan treated as or represented by the Borrower to be a Collateral Debt Obligation that is not at the applicable time a Collateral Debt Obligation;

(ii) reliance on any representation or warranty made or deemed made by the Borrower or the Servicer (or one of their respective Affiliates) or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer (or one of their respective Affiliates) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Collateral Debt Obligation comprising a portion of the

Collateral, or the nonconformity of any Collateral Debt Obligation, the Related Property with any such Applicable Law or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Collateral Debt Obligations included as a part of the Collateral;

(iv) the failure to vest and maintain vested in the Administrative Agent a first priority perfected security interest in the Collateral;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Loan or at any subsequent time and as required by the Transaction Documents;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any security or loan included as part of the Collateral that is, or is purported to be, an Collateral Debt Obligation (including, without limitation, a defense based on such Collateral Debt Obligation not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Collateral Debt Obligations;

(viii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services that are the subject of any Collateral Debt Obligation included as part of the Collateral or the Related Property included as part of the Collateral;

(ix) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(x) any repayment by the Administrative Agent, any Managing Agent or a Secured Party of any amount previously distributed in reduction of Loans Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, such Managing Agent or a Secured Party believes in good faith is required to be repaid;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans or in respect of any Collateral Debt Obligation included as part of the Collateral or the Related Property included as part of the Collateral;

(xii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Collateral Debt Obligation or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xiii) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Collateral remitted to the Borrower or any such agent or representative in accordance with the terms hereof or the commingling by the Borrower or any Affiliate of any collections; or

(xiv) the occurrence of a Subordination Event.

(b) Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Borrower to the applicable Indemnified Party pursuant to the terms of Section 2.7.

(c) If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 9.1 shall survive the removal of the Administrative Agent or any Managing Agent and the termination of this Agreement.

(e) The parties hereto agree that the provisions of Section 9.1 shall not be interpreted to provide recourse to the Borrower against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, an Obligor on, any Collateral Debt Obligation.

Section 9.2 Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer (if an Affiliate of the Borrower or the Originator) hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts (calculated without duplication of Indemnified Amounts paid by the Borrower pursuant to Section 9.1 above) awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Documents to which it is a party, any Periodic Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement, (iv) any litigation, proceedings or investigation against the Servicer, or (v) the occurrence of a Subordination Event occurring as a result of the conduct of the Servicer, excluding, however, Indemnified Amounts to the extent (i) resulting from gross negligence or willful misconduct on the part of the applicable Indemnified Party or (ii) arising in respect of Taxes excluded from the definition of Additional Amount pursuant to Section 2.12(a). The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof. If the Servicer has made any indemnity payment pursuant to this Section 9.2 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Servicer an amount equal to the amount it has collected from others in respect of such indemnified amounts.

(b) If for any reason the indemnification provided above in this Section 9.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(c) The obligations of the Servicer under this Section 9.2 shall survive the resignation or removal of the Administrative Agent or any Managing Agents and the termination of this Agreement.

(d) The parties hereto agree that the provisions of this Section 9.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, related Obligor on, any Transferred Collateral Debt Obligation.

(e) Any indemnification pursuant to this Section 9.2 shall not be payable from the Collateral.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE MANAGING AGENTS

Section 10.1 Authorization and Action.

(a) Each Secured Party hereby designates and appoints DB as Administrative Agent hereunder, and authorizes DB to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Facility Obligations.

(b) Each Lender hereby designates and appoints the Managing Agent for such Lender’s Lender Group as its Managing Agent hereunder, and authorizes such Managing Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Managing Agents by the terms of this Agreement together with such powers as are reasonably incidental thereto. No Managing Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the applicable Managing Agent shall be read into this Agreement or otherwise exist for the applicable Managing Agent. In performing its functions and duties hereunder, each Managing Agent shall act solely as agent for the Lenders in the related Lender Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. No Managing Agent shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of each Managing Agent hereunder shall terminate at the indefeasible payment in full of the Facility Obligations.

Section 10.2 Delegation of Duties.

(a) The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Each Managing Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 10.3 Exculpatory Provisions.

(a) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Event of Default unless the Administrative Agent has received notice of such Event of Default, in a document or other written communication titled “Notice of Event of Default” from the Borrower or a Secured Party.

(b) Neither any Managing Agent nor any of its respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of a Managing Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to the Administrative Agent or any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. No Managing Agent shall be under any obligation to the Administrative Agent or any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Managing Agent shall be deemed to have knowledge of any Event of Default unless such Managing Agent has received notice of such Event of Default, in a document or other written communication titled “Notice of Event of Default” from the Borrower, the Administrative Agent or a Secured Party.

Section 10.4 Reliance.

(a) The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Committed Lenders or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders, provided, that, unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Secured Parties. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Committed Lenders or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

(b) Each Managing Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Managing Agent. Each Managing Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Committed Lenders in its related Lender Group as it deems appropriate or it shall first be indemnified to its satisfaction by the Committed Lenders in its related Lender Group, provided that unless and until such Managing Agent shall have received such advice, the Managing Agent may take or refrain from taking any action, as the Managing Agent shall deem advisable and in the best interests of the Lenders in its Lender Group. Each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Committed Lenders in such Managing Agent’s Lender Group and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Managing Agent’s Lender Group.

Section 10.5 Non-Reliance on Administrative Agent, Managing Agents and Other Lenders.

Each Secured Party expressly acknowledges that neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any other Secured Party hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or any other Secured Party. Each Secured Party represents and warrants to the Administrative Agent and to each other Secured Party that it has and will, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement

Section 10.6 Reimbursement and Indemnification.

The Committed Lenders agree to reimburse and indemnify the Administrative Agent, and the Committed Lenders in each Lender Group agree to reimburse the Managing Agent for such Lender Group, and their respective officers, directors, employees, representatives and agents ratably according to their Commitments, as applicable, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, and acting on behalf of the related Lenders, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 10.7 Administrative Agent and Managing Agents in their Individual Capacities.

The Administrative Agent, each Managing Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Administrative Agent or such Managing

Agent, as the case may be, were not the Administrative Agent or a Managing Agent, as the case may be, hereunder. With respect to the acquisition of Loans pursuant to this Agreement, the Administrative Agent, each Managing Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent or a Managing Agent, as the case may be, and the terms “Committed Lender” “Lender” “Committed Lenders” and “Lenders” shall include the Administrative Agent or a Managing Agent, as the case may be, in its individual capacity.

Section 10.8 Successor Administrative Agent or Managing Agent.

(a) The Administrative Agent may, upon five (5) days’ notice to the Borrower and the Secured Parties, and the Administrative Agent will, upon the direction of all of the Lenders resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Committed Lenders during such five (5) day period shall appoint from among the Secured Parties a successor agent. If for any reason no successor Administrative Agent is appointed by the Required Committed Lenders during such five (5) day period, then effective upon the expiration of such five (5) day period, the Secured Parties shall perform all of the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Facility Obligations or under the Fee Letter delivered by the Borrower to the Administrative Agent and the Secured Parties directly to the applicable Managing Agents, on behalf of the Lenders in the applicable Lender Group and for all purposes shall deal directly with the Secured Parties. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b) Any Managing Agent may, upon five (5) days’ notice to the Borrower, the Administrative Agent and the related Lenders, and any Managing Agent will, upon the direction of all of the related Committed Lenders resign as a Managing Agent. If a Managing Agent shall resign, then the related Committed Lenders during such five (5) day period shall appoint from among the related Committed Lenders a successor Managing Agent. If for any reason no successor Managing Agent is appointed by such Committed Lenders during such five (5) day period, then effective upon the expiration of such five (5) day period, such Committed Lenders shall perform all of the duties of the related Managing Agent hereunder. After any retiring Managing Agent’s resignation hereunder as a Managing Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Managing Agent under this Agreement.

ARTICLE XI

ASSIGNMENTS; PARTICIPATIONS

Section 11.1 Assignments and Participations.

(a) Borrower and each Committed Lender hereby agree and consent to the complete or partial assignment by each CP Lender of all or any portion of its rights under, interest in, title to and obligations under this Agreement (i) to its Liquidity Banks pursuant to a Liquidity Agreement, (ii) (A) to any other issuer of commercial paper notes sponsored or administered by the Managing Agent of such CP Lender’s Lender Group or (B) to any Lender or any Affiliate of a Lender hereunder, or (iii) to any other Person; provided that, prior to the occurrence of an Event of Default, such CP Lender may not make any such assignment pursuant to this clause (iii), except in the event that the circumstances described in Section 11.1(c) occur, without the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Upon such assignment, such CP Lender shall be released from its obligations so assigned. Further, Borrower and each Committed Lender hereby agree that any assignee of any CP Lender of this Agreement or all or any of the outstanding Loans of such CP Lender shall have all of the rights and benefits under this Agreement as if the term “CP Lender” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of such CP Lender hereunder. None of the Borrower or the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b) Any Committed Lender may at any time and from time to time assign to one or more Persons (“Purchasing Committed Lenders”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit C hereto (the “Assignment and Acceptance”) executed by such Purchasing Committed Lender and such selling Committed Lender. The consent of the CP Lender or CP Lenders in such Committed Lender’s Lender Group shall be required prior to the effectiveness of any such assignment. In addition, so long as no Event of Default or Default has occurred and is continuing at such time, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment. Each assignee of a Committed Lender must be an Eligible Assignee and must agree to deliver to the Administrative Agent, promptly following any request therefor by the Managing Agent for its Lender Group or the affected CP Lender or CP Lenders, an enforceability opinion in form and substance satisfactory to such Managing Agent and such CP Lender or CP Lenders. Upon delivery of the executed Assignment and Acceptance to the Administrative Agent, such selling Committed Lender shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Committed Lender shall for all purposes be a Committed Lender party to this Agreement and shall have all the rights and obligations of a Committed Lender under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Borrower, the Lenders or the Administrative Agent shall be required.

(c) Each of the Committed Lenders agrees that in the event that it shall cease to have the Required Ratings (an “Affected Committed Lender”), such Affected Committed Lender shall be obliged, at the request of the CP Lenders in such Committed Lender’s Lender Group or the applicable Managing Agent, to assign all of its rights and obligations hereunder to (x) another Committed Lender or (y) another funding entity nominated by such Managing Agent and acceptable to such affected CP Lenders, and willing to participate in this Agreement through the Maturity Date in the place of such Affected Committed Lender; provided that the Affected Committed Lender receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Committed Lender’s Pro Rata Share of the outstanding Loans and Interest owing to the Committed Lenders and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the outstanding Loans of the Committed Lenders.

(d) By executing and delivering an Assignment and Acceptance, the Purchasing Committed Lender thereunder and the selling Committed Lender thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such selling Committed Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such selling Committed Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the related CP Lender or the performance or observance by such CP Lender of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such Purchasing Committed Lender confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Purchasing Committed Lender will, independently and without reliance upon the Administrative Agent or any Managing Agent, the selling Committed Lender or any other Committed Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Purchasing Committed Lender and such selling Committed Lender confirm that such Purchasing Committed Lender is an Eligible Assignee; (vi) such Purchasing Committed Lender appoints and authorizes each of the Administrative Agent and the applicable Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such Purchasing Committed Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Committed Lender.

(e) The Administrative Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Lenders and the Commitment of, and principal amount of, each Loan owned by each Committed Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Lenders, the Borrower and the Managing Agents may treat each Person whose name is recorded in the Register as a Committed Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lenders, any Managing Agent or the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(f) Subject to the provisions of this Section 11.1, upon their receipt of an Assignment and Acceptance executed by an selling Committed Lender and an Purchasing Committed Lender, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, accept such Assignment and Acceptance, and the Administrative Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to each Managing Agent.

(g) Any Committed Lender may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro-Rata Share of the Loans of the Committed Lenders or any other interest of such Committed Lender hereunder. Notwithstanding any such sale by a Committed Lender of a participating interest to a Participant, such Committed Lender’s rights and obligations under this Agreement shall remain unchanged, such Committed Lender shall remain solely responsible for the performance of its obligations hereunder, and the Borrower, the CP Lenders, the Managing Agents and the Administrative Agent shall continue to deal solely and directly with such Committed Lender in connection with such Committed Lender’s rights and obligations under this Agreement. Each Committed Lender agrees that any agreement between such Committed Lender and any such Participant in respect of such participating interest shall not restrict such Committed Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification set forth in Section 12.1 of this Agreement.

(h) Each Committed Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower, the Servicer or the Originator furnished to such Committed Lender by or on behalf of the Borrower, the Servicer or the Originator.

(i) Nothing herein shall prohibit any Committed Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 11.1(a) or Section 11.1(b).

(j) In the event any Committed Lender causes increased costs, expenses or taxes to be incurred by the Administrative Agent, Managing Agents or the related CP Lender in connection with the assignment or participation of such Committed Lender’s rights and obligations under this Agreement to an Eligible Assignee then such Committed Lender agrees that it will make reasonable efforts to assign such increased costs, expenses or taxes to such Eligible Assignee in accordance with the provisions of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments and Waivers.

Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Managing Agents and the Required Committed Lenders; provided, however, that (i) without the consent of the Committed Lenders in any Lender Group (other than the Lender Group to which such Committed Lenders are being added), the Administrative Agent and the applicable Managing Agent may, with the consent of Borrower, amend this Agreement solely to add additional Persons as Committed Lenders hereunder, (ii) any amendment of this Agreement that is solely for the purpose of increasing the Commitment of a specific Committed Lender may be effected with the written consent of the Borrower, the Administrative Agent and the affected Committed Lender, (iii) any amendment waiver or other modification, the effect of which is to create a commitment by any CP Lender to fund Loans hereunder, shall not be effective without the consent of such CP Lender, and (iv) the consent of each affected Lender shall be required to: (A) extend the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the amount (other than by reason of the repayment thereof) or extend the time of payment of Loans Outstanding or reduce the rate or extend the time of payment of Interest (or any component thereof) or increase the Group Loan Limit of the related Lender Group, (C) reduce any fee payable to the Administrative Agent or any Managing Agent for the benefit of the Lenders, (D) amend, modify or waive any provision of the definition of Required Committed Lenders or Sections 2.10, 11.1(a), 12.1, 12.9, or 12.10, (E) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (F) amend or waive any Event of Default, (G) change the definition of “Loan-to-Value Ratio,” or “Collateral Debt Obligation,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

No amendment, waiver or other modification (i) affecting the rights or obligations of any Hedge Counterparty (ii) having a material affect on the rights or obligations of the Trustee or the Backup Servicer (including any duties of the Servicer that the Backup Servicer would have to assume as Successor Servicer) or (iii) amending or modifying the obligations of the Performance Guarantor under Section 12.14 shall be effective against such Person without the written agreement of such Person. The Borrower or the Servicer on its behalf will deliver a copy of all waivers and amendments to the Trustee, the Backup Servicer and the Performance Guarantor.

Section 12.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or hand delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to this Article XII shall not be effective until received with respect to any notice sent by mail or telex.

Section 12.3 No Waiver, Rights and Remedies.

No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.4 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of Section 2.7 shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party, and the provisions relating to the Backup Servicer, including Sections 2.7, 7.4, 9.1 and 9.2 shall inure to the benefit of the Backup Servicer.

Section 12.5 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Article V and the Servicer’s obligation to observe its covenants set forth in Article VII, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article IX and Article X and the provisions of Section 12.9 and Section 12.10 shall be continuing and shall survive any termination of this Agreement.

Section 12.6 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE SECURED PARTIES, THE BORROWER AND THE ADMINISTRATIVE AGENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 12.7 WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE SECURED PARTIES, THE BORROWER AND THE ADMINISTRATIVE AGENT WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 12.8 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Administrative Agent, the Managing Agents, the other Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article IX hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Managing Agents and the other Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Managing Agents and the other Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Managing Agents and the other Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Managing Agents or the other Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedge Agreement).

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar Support to the Lender in connection with this Agreement or the funding or maintenance of Loans hereunder.

(c) The Borrower shall pay on demand all other costs, expenses and taxes (excluding income taxes) (“Other Costs”), including, without limitation, all reasonable costs and expenses incurred by the Administrative Agent or any Managing Agent in connection with periodic audits of the Borrower’s or the Servicer’s books and records, which are incurred as a result of the execution of this Agreement.

Section 12.9 No Proceedings.

Each party hereto (other than the applicable CP Lender) hereby covenants and agrees that on behalf of itself and each of its affiliates, that prior to the date which is one year and one (1) day after the payment in full of all indebtedness for borrowed money of a CP Lender, such party will not institute against, or join any other Person in instituting against, such CP Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The provisions of this Section 12.9 shall survive the termination of this Agreement.

Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one (1) year and one (1) day since the Collection Date.

Section 12.10 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(b) Each of parties hereto hereby acknowledges and agrees that any other transactions with a CP Lender hereunder shall be without recourse of any kind to such CP Lender. A CP Lender shall have no obligation to pay any amounts owing hereunder in excess of any amount available to such CP Lender after paying or making provision for the payment of any commercial paper notes of such CP Lender. In addition, each party hereto agrees that a CP Lender shall have no obligation to pay any other party, any amounts constituting fees, a reimbursement for expenses or indemnities (collectively, “Expense Claims”), and such Expense Claims shall not constitute a claim against such CP Lender (as defined in Section 101 of Title 11 of the United States Bankruptcy Code), unless or until such CP Lender has received amounts sufficient to pay such Expense Claims and such amounts are not required to pay the commercial paper of such CP Lender.

(c) The provisions of this Section 12.10 shall survive the termination of this Agreement.

Section 12.11 Protection of Security Interest; Appointment of Administrative Agent as Attorney-in-Fact.

(a) The Borrower shall, or shall cause the Servicer to, cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee, for the benefit of the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all time to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee, for the benefit of the Secured Parties hereunder to all property comprising the Collateral. The Borrower shall deliver or, shall cause the Servicer to deliver, to the Trustee and the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower and the Servicer shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.11.

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Trustee or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted to the Trustee, for the benefit of the Secured Parties, in the Collateral, or to enable the Trustee, the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder after five (5) Business Days’ notice from the Trustee or the Administrative Agent, the Administrative Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Lender’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article IX, as applicable. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower, (i) to authorize on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Trustee’s or the Administrative Agent’s discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Trustee or the Administrative Agent in its discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Lenders in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Loan hereunder, unless the Collection Date shall have occurred:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Trustee and the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Trustee and the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Trustee, for the benefit of the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 12.12 Confidentiality.

(a) Each of the Administrative Agent, the Managing Agents, the other Secured Parties and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants and attorneys and as required by an Applicable Law, as required to be publicly filed with SEC, or as required by an order of any judicial or administrative proceeding, (ii) disclose the existence of this Agreement, but not the financial terms thereof and (iii) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving and of the Collateral Debt Obligation Documents or any Hedging Agreement for the purpose of defending itself, reducing itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Collateral Debt Obligation Documents or any Hedging Agreement.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Administrative Agent or the Secured Parties by each other, (ii) by the Administrative Agent or the Secured Parties to any prospective or actual Eligible Assignee or participant of any of them or (iii) by the Administrative Agent or the Secured Parties to any Rating Agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Secured Party and to any officers, directors, members, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agree to be bound hereby. In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings.

(c) The Borrower and the Servicer each agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Transaction Documents without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower or the Servicer shall consult with the Administrative Agent and each Managing Agent prior to the issuance of such news release or public announcement. The Borrower and the Servicer each may, however, disclose the general terms of the transactions contemplated by this Agreement and the Transaction Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

Section 12.13 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Fee Letter.

Section 12.14 Performance Undertaking.

(a) Performance Guaranty. GSC Investment as guarantor (the “Performance Guarantor”), hereby agrees, for the benefit of the Administrative Agent on behalf of the Lenders and the other Secured Parties, in connection with the Borrower’s obligations under Section 2.4(c) (the “Section 2.4 Obligation”), to repurchase such Ineligible Collateral Debt Obligations (or substitute Substitute Collateral Debt Obligations therefor), in either case, in an amount sufficient to permit the Borrower to satisfy the Section 2.4 Obligation, if the Borrower shall fail to perform the Section 2.4 Obligation.

(b) Performance Guarantor’s Further Agreements to Pay. The Performance Guarantor further agrees, to pay to the Administrative Agent on behalf of the Secured Parties, forthwith upon demand in funds immediately available to the Administrative Agent, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Administrative Agent, or any of the Secured Parties in connection with enforcement of the Performance Guarantor’s obligations under this Section 12.14, or otherwise incurred as a result of the breach of the Section 2.4 Obligation, together with interest on amounts recoverable under this Section 12.14 equal to the Base Rate.

(c) Waivers by Performance Guarantor; Administrative Agent’s, Managing Agents’ and Lenders’ Freedom to Act. The Performance Guarantor waives (i) notice of acceptance of its obligations under this Section 12.14, (ii) notice of any action taken or omitted by the Administrative Agent, any Managing Agent or any Lender in reliance on its obligations under this Section 12.14, and any requirement that the Administrative Agent, the Managing Agents and the Lenders be diligent or prompt in making demands under this Section 12.14 or asserting any other rights of the Administrative Agent, any Managing Agent or any Lender under this Section 12.14. The Performance Guarantor also irrevocably waives all defenses that at any time may be available in respect of these obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or thereafter in effect. Each of the Administrative Agent, the Managing Agents and the Lenders shall be at liberty, without giving notice to or obtaining the consent of the Performance Guarantor, to deal with the Borrower, in such manner as the Administrative Agent, any Managing Agent or any Lender in its reasonable discretion deems fit under the terms of this Agreement, and to this end the Performance Guarantor agrees that the validity and enforceability of its obligations under this Section 12.14 shall not be impaired or affected by any of the following: (A) any extension, increase, modification or renewal of, or indulgence with respect to, or substitutions for, the Section 2.4 Obligation or any part thereof or any agreement relating thereto at any time; (B) any failure or omission to enforce any right, power or remedy with respect to the Section 2.4 Obligation or any part thereof or any agreement relating thereto, or any collateral securing the Section 2.4 Obligation or any part thereof; (C) any waiver of any right, power or remedy or of any default with respect to the Section 2.4 Obligation or any part thereof or any agreement relating thereto; (D) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Section 2.4 Obligation or any part thereof, it being understood that any portion of the Section 2.4 Obligation which is released, surrendered, compromised, settled, waived, subordinated or otherwise modified by the Administrative Agent pursuant to the terms of the applicable Transaction Document shall no longer be a Section 2.4 Obligation hereunder to the extent of such modification; (E) the enforceability or validity of the Section 2.4 Obligation or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Section 2.4 Obligation or any part thereof; (F) the existence of any claim, setoff or other rights which the Performance Guarantor may have at any time against the Borrower in connection herewith or any unrelated transaction; (G) any assignment or transfer of the benefits of the Section 2.4 Obligation or any part thereof permitted under this Credit Agreement; or (H) any failure on the part of the Borrower to perform or comply with any term of this Credit Agreement or other Transaction Document, all whether or not the Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (A) through (H) of this clause (c).

(d) Unenforceability of Obligations Against Borrower. Notwithstanding (a) any change of ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (b) the change in or the imposition of any law, decree, regulation or other governmental act; (c) the failure of the Borrower or the Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Section 2.4 Obligation or the Performance Guarantor’s obligations under this Section 12.14, or to take any other action required in connection with the performance of all obligations pursuant to the Section 2.4 Obligation or this Section 12.14; or (d) if any of the moneys payable in respect of the Section 2.4 Obligation have become irrecoverable from the Borrower for any other reason other than final payment in full of the Section 2.4 Obligation which constitute payment obligations, in accordance with their terms, the Performance Guarantor’s obligations under this Section 12.14 shall nevertheless be binding on the Performance Guarantor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	GSC INVESTMENT FUNDING II LLC

	By	/s/ Thomas V. Inglesby
Name: Thomas V. Inglesby Title: President

GSC INVESTMENT FUNDING II LLC
12 East 49th Street
Suite 3200
New York, NY 10022
Attention: President
Facsimile No.:
Confirmation No.: 212-884-6200

with copies to:

GSCP (NJ), L.P.
300 Campus Drive
Suite 110
Florham Park, NJ 07932-1039
Attention: Chief Financial Officer and General Counsel
Facsimile No.: 973-593-5454
Confirmation No.: 973-437-1000

SERVICER:	GSCP (NJ), L.P. By: GSCP (NJ), Inc., its general partner

	By	/s/ David L. Goret
Name: David L. Goret Title: Senior Managing Director and General Counsel

GSCP (NJ), L.P. 300 Campus Drive Suite 110 Florham Park, NJ 07932-1039 Attention: Chief Financial Officer and General Counsel Facsimile No.: 973-593-5454 Confirmation No.: 973-437-1000

PERFORMANCE GUARANTOR:	GSC INVESTMENT CORP.

	By	/s/ Thomas V. Inglesby
Name: Thomas V. Inglesby Title: Chief Executive Officer

GSC INVESTMENT CORP. 12 East 49th Street Suite 3200 New York, NY 10022 Attention: General Counsel Facsimile No.: Confirmation No.:

COMMITTED LENDER:	DEUTSCHE BANK AG, NEW YORK BRANCH

	By	/s/ Daniel Pietrzak
Name: Daniel Pietrzak Title: Director

	By	/s/ Peter Chuang
Name: Peter Chuang Title: Vice President

Commitment: $25,708,119 60 Wall Street 18th Floor New York, New York 10005 Attention: Tina Gu Phone: (212) 250-0357 Facsimile: (212) 797-5150

CP LENDER:	GEMINI SECURITIZATION CORP., LLC

	By	/s/ R. Douglas Donaldson
Name: R. Douglas Donaldson Title: Treasurer

GEMINI SECURITIZATION CORP., LLC
c/o J.H. Management Corporation
One International Place
Boston, Massachusetts 02110
Attention: Doug Donaldson
Phone: (617) 951-7690
Facsimile: (617) 951-7050

with copies to:

DEUTSCHE BANK AG, NEW YORK BRANCH
60 Wall Street
18th Floor
New York, New York 10005
Attention: Tina Gu
Phone: (212) 250-0357
Facsimile: (212) 797-5150

MANAGING AGENT for the Gemini	DEUTSCHE BANK AG, NEW YORK BRANCH
Lender Group:

	By	/s/ Daniel Pietrzak
Name: Daniel Pietrzak Title: Director

	By	/s/ Peter Chuang
Name: Peter Chuang Title: Vice President

60 Wall Street 18th Floor New York, New York 10005 Attention: Tina Gu Phone: (212) 250-0357 Facsimile: (212) 797-5150

ADMINISTRATIVE AGENT	DEUTSCHE BANK AG, NEW YORK BRANCH

	By	/s/ Daniel Pietrzak
Name: Daniel Pietrzak Title: Director

	By	/s/ Peter Chuang
Name: Peter Chuang Title: Vice President

60 Wall Street 18th Floor New York, New York 10005 Attention: Tina Gu Phone: (212) 250-0357 Facsimile: (212) 797-5150

TRUSTEE and BACKUP SERVICER:	U.S. BANK NATIONAL ASSOCIATION

	By	/s/ Brand Hosford
Name: Brand Hosford Title: Vice President

	By	/s/ Brand Hosford
Name: Brand Hosford Title: Vice President

214 N. Tryon Street, 26th Floor Charlotte, NC 28202 Attention: CDO Trust Services - GSC Investment Funding II LLC Phone: (704) 335-4600 Facsimile: (704) 335-4678